===============================================================================

                           SCHEDULE 14A INFORMATION

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule
   14a-6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           THE FAIRCHILD CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           THE FAIRCHILD CORPORATION
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (check the appropriate box):

[X]No fee required
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:
  --------
    *Set forth the amount of which the filing is calculated and state how it was determined.

[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

===============================================================================

                           THE FAIRCHILD CORPORATION
                             45025 AVIATION DRIVE
                                   SUITE 400
                             DULLES, VA 20166-7516

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 19, 1998

                               ----------------

               TO THE STOCKHOLDERS OF THE FAIRCHILD CORPORATION:

  The Annual Meeting of Stockholders of The Fairchild Corporation, a Delaware corporation (the "Company"), will be held at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia, on Thursday, November 19, 1998, at 10:00 a.m. (local time), for the following purposes:

    1. To elect fourteen (14) directors of the Company for the ensuing year;

    2. To amend the Company's Stock Option Plan by increasing the number of shares issuable thereunder;

    3. To amend the Company's Stock Option Plan to permit plan participants to defer the gain that would otherwise be received by such plan participants upon exercise of a stock option;

    4. To approve the grant of options to certain executive officers and employees under the Company's Stock Option Plan;

    5. To approve the material terms of the performance goal for the fiscal 1999 incentive compensation award for the Company's President and Chief Operating Officer;

    6. To approve the material terms of the performance goals for the fiscal 1999 incentive compensation award for the Company's Chief Executive Officer;

    7. To approve an amendment to a warrant issued to an affiliate of the Company's Chief Executive Officer; and

    8. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  Only stockholders of record as of the close of business on September 28, 1998, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Donald E. Miller
                                          Executive Vice President & Secretary

October 9, 1998


 KINDLY DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE
                    ENCLOSED STAMPED, ADDRESSED ENVELOPE

                           THE FAIRCHILD CORPORATION
                             45025 AVIATION DRIVE
                                   SUITE 400
                             DULLES, VA 20166-7516

                                                                October 9, 1998

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of The Fairchild Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Thursday, November 19, 1998, and at any adjournments or postponements thereof, at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia. Only holders of record of the Company's Class A Common Stock, par value $.10 per share ("Class A Stock"), and Class B Common Stock, par value $.10 per share ("Class B Stock"), at the close of business on September 28, 1998, will be entitled to vote at the Annual Meeting. On September 28, 1998, there were 19,496,345 shares of Class A Stock and 2,624,662 shares of Class B Stock outstanding and eligible to vote. Class A Stock and Class B Stock are sometimes collectively referred to herein as "Stock." Shares of Stock owned by Banner Aerospace, Inc. (or any other Company subsidiary) are not entitled to vote, and are not included in the number of outstanding shares. As of September 28, 1998, there were 938,800 shares of Class A Stock owned by Banner Aerospace, Inc.

  This Proxy Statement and enclosed proxy form are first being mailed to the Company's stockholders on or about October 9, 1998.

  Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees named below under the caption "Election of Directors--Information as to Nominees," and "FOR" each of the other proposals set forth in the Notice of Annual Meeting and this Proxy Statement.

QUORUM AND VOTING REQUIREMENTS

  The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

  Each share of Class A Stock entitles the holder thereof to one vote, and each share of Class B Stock entitles the holder thereof to ten votes, on each matter scheduled to come before the Annual Meeting.

  ABSTENTIONS: For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum.

  UNINSTRUCTED SHARES AND BROKER NON-VOTES: Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

  ELECTION OF DIRECTORS: Directors are elected by a plurality and the fourteen nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

  AMENDMENT TO INCREASE NUMBER OF SHARES UNDER THE COMPANY'S STOCK OPTION
PLAN: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on such matter. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker-non votes have the effect of negative votes. In addition, under New York Stock Exchange rules, all votes cast for or against such proposal must (in the aggregate) represent at least 50% of the outstanding shares of the Company entitled to vote on such matter (the "50% voted shares requirement"). Abstentions and broker-non votes are deemed not to have been voted (either for or against) such matter, and are counted as non-voted shares in determining whether the 50% voted shares requirement has been satisfied.

  AMENDMENT TO PERMIT DEFERRAL OF GAIN UNDER THE COMPANY'S STOCK OPTION PLAN; AND APPROVAL OF GRANT OF OPTIONS TO CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES UNDER THE COMPANY'S STOCK OPTION PLAN: To be approved, each of these matters must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on such matter. Uninstructed shares are entitled to vote on these matters. Therefore, abstentions and broker-non votes have the effect of negative votes.

  COO, CEO PERFORMANCE GOALS AND AMENDMENT TO WARRANT: To be approved, each of these matters must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on such matter. Uninstructed shares are not entitled to vote on these matters, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

  The Board does not know of any matter, other than those specified herein, which will be presented for action at the Annual Meeting. In the event that any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment on such matters.

  Any proxy may be revoked at any time prior to its exercise by notifying the Company's Secretary in writing at the above address, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                         ITEM 1--ELECTION OF DIRECTORS

  Fourteen directors are to be elected for the ensuing year to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. In fiscal 1997, the Board consisted of thirteen members. In the last quarter of fiscal 1998, the Board was increased to fourteen. All nominees were elected to the Board at the 1997 annual meeting of stockholders, other than Robert E. Edwards (who was elected to the Board effective March 2, 1998). All nominees have been designated as "Continuing Directors" as defined in the Company's Certificate of Incorporation, as amended.

INFORMATION AS TO NOMINEES (1)

  Set forth below is information about each nominee for election as a director, based on information supplied by him, including his name, age and principal occupations during the past five years, and certain directorships held by him. Related party transactions between the Company and certain directors (or their immediate family members or affiliates) are set forth elsewhere in this Proxy Statement, under the heading "Certain Transactions." Information regarding late filings of stock ownership forms by certain directors is set forth elsewhere in this Proxy Statement, under the heading "Section 16(a) Beneficial Ownership Reporting Compliance."

  MICHAEL T. ALCOX, 50, served as Senior Vice President and Chief Financial Officer of the Company from December 1987 through September 1996. He also served as Treasurer of the Company from September 1990 until November 1991. Mr. Alcox served as Vice President and Chief Financial Officer of RHI Holdings and as Vice President and Chief Financial Officer of Fairchild Industries from 1990 through March 1996. Since September 30, 1996, Mr. Alcox has served as a Vice President of the Company, not employed on a full time basis. Mr. Alcox is a director of Banner Aerospace. Mr. Alcox also owns and operates travel and real estate businesses. He became a director of the Company in 1988. (2)

  MELVILLE R. BARLOW, 69, was a consultant to the Company from September 1995 through June 1996. From July 1991 through March 1994 he was President of Pilkington Aerospace, Inc. (manufacturer of aircraft transparencies). From June 1984 through March 1991, he was a Corporate Vice President of General Dynamics and General Manager of General Dynamics Electronics Division (manufacturer of military aircraft automatic test equipment). He became a director of the Company in 1996. (4) (6) (7)

  MORTIMER M. CAPLIN, 82, has been a senior member of Caplin & Drysdale (attorneys) since 1964. Mr. Caplin serves as a director of Presidential Realty Corporation and Danaher Corporation. He became a director of the Company in 1990. (2) (3) (6)

  COLIN M. COHEN, 47, was Managing Director of Citicorp Securities, Inc. (Chicago) until September 1996. He served in such capacity for more than five years. Mr. Cohen became a director of the Company in September 1996, and the Company's Senior Vice President--Business Development and Finance, and Chief Financial Officer effective October 1, 1996. He became Controller of the Company effective March 31, 1997. Pursuant to his employment agreement with the Company, Mr. Cohen is to be nominated for election as a director every fiscal year during his term of employment.

  PHILIP DAVID, 67, was a consultant to the Company from January 1988 to June 1993. He was also an employee of the Company from January 1988 to December 1989. He was a Professor of Urban Development at Massachusetts Institute of Technology until June 1988. Dr. David is also a director of IRI International, Inc. He became a director of the Company in 1985. (4)

  ROBERT E. EDWARDS, 50, serves as an Executive Vice President of Fairchild Fasteners and as Chief Executive Officer of Special-T Fasteners, Inc., a wholly-owned subsidiary of the Company. Mr. Edwards has held these positions since the Company's acquisition of the Edwards and Lock Management Corporation (d/b/a Special-T Fasteners) in March 1998. Mr. Edwards was a co-founder of Special-T Fasteners and served as such company's President and Chief Executive Officer since 1983. Mr. Edwards became a director of the Company in March 1998. Pursuant to the merger agreement (dated January 28, 1998) by which the Company acquired Special-T Fasteners, Mr. Edwards is to be nominated for election as a director every fiscal year during such period of time as he continues to own at least 50% of the shares of Company Class A Common Stock issued to Mr. Edwards pursuant to such merger agreement.

  HAROLD J. HARRIS, 69, is President of Wm. H. Harris, Inc. (retailer). He is a director of Capital Properties Incorporated of Rhode Island. He became a director of the Company in 1985. (3) (5)

  DANIEL LEBARD, 59, is Chairman of the Board of Daniel Lebard Management Development SA, a consulting firm in Paris, France, which performs management services. He has served in such capacity for more than the last five years. Since 1995, he also serves as Chief Executive Officer of Groupe Sofrecid SA and Kvaerner-Clecim SA, engineering companies whose headquarters are in Paris. He became a director of the Company in 1996. (4)

  JACQUES S. MOSKOVIC, 61, has served as Senior Vice President of the Company since October 1996, as President and Chief Executive Officer of Fairchild Technologies since September 1994, and as Chairman of Fairchild Technologies since August 1997. Prior to that, he served as Chairman and President of Compagnie Pour Le Developpement Industriel, a French based company specializing in the production, sales and service of equipment to the electronics industry, which was acquired by the Company in 1995. Mr. Moskovic held such position for more than five years. He became a director of the Company in 1997.

  HERBERT S. RICHEY, 76, served as President of Richey Coal Company (coal properties-brokerage and consulting) until December 1993. He became a director of the Company in 1977. (2) (3) (4) (6) (7)

  MOSHE SANBAR, 72, has served as President of the Israel National Committee of the International Chamber of Commerce since 1992, and as a member of the executive board of the International Chamber of Commerce, at the Paris headquarters since 1997. He served as a Senior Vice President and Financial Adviser for the Eisenberg Group of Companies (an international import-export firm) from 1996 to February 1997. From 1988 through 1995 he was Chairman of the Board of Bank Leumi (Israel). He became a director of the Company in 1997.
(5)

  ROBERT A. SHARPE II, 40, has served as Senior Vice President, Operations of the Company since September 1998. He also serves as Executive Vice President and Chief Financial Officer of Fairchild Fasteners, positions he has held since July 1996. He served as a consultant for Fairchild Fasteners from October 1995 through July 1996. Mr. Sharpe served as Vice President, Corporate Development of Smithfield Foods, Inc. (a pork-products company) from July 1994 through July 1996, where he was responsible for corporate development as well as three of Smithfield's operating subsidiaries. Prior to that time, Mr. Sharpe served as Senior Vice President of NationsBank Corporation (a national bank) and held other management positions with NationsBank. Mr. Sharpe is a director of Capital Associates, Inc. and Capital Associates International, Inc. He became a director of the Company in 1995.

  DR. ERIC I. STEINER, 36, has served as President of the Company since September 1998, as Chief Operating Officer of the Company since November, 1996, and as President and Chief Executive Officer of Fairchild Fasteners since August 1995. Prior thereto, he served as Executive Vice President of the Company from November 1996 to September 1998, as Senior Vice President, Operations of the Company from May 1992 through November 1996, and as President of Camloc/RAM Products, one of the Company's operating units, from September 1993 to February 1995. He served as Vice President, Business Planning of the Company from March 1991 until May 1992. He also served as Vice President of Fairchild Industries from May 1992 through March 1996. He has been a director of Banner Aerospace since September, 1992, and a Senior Vice President of Banner Aerospace since May, 1997. Dr. Steiner became a director of the Company in 1988. He is the son of Jeffrey J. Steiner. (2) (5)

  JEFFREY J. STEINER, 61, has served as Chairman of the Board and Chief Executive Officer of the Company since December 1985, and as President of the Company from July 1991 through September 1998. He has served as Chairman of the Board, Chief Executive Officer and President of Banner Aerospace since September 1993. He has served as Chairman, President, and Chief Executive Officer of RHI Holdings since 1988. He served as Vice Chairman of the Board of Rexnord Corporation from July 1992 to December 1993, and as Chairman, President and Chief Executive Officer of Fairchild Industries from July 1991 through March 1996. Mr. Steiner is and for the past five years has been President of Cedco Holdings Ltd., a Bermuda corporation (a securities investor). He serves as a director of The Franklin Corporation, The Copley Fund and Communication Intelligence Corporation. He became a director of the Company in 1985. He is the father of Dr. Eric I. Steiner and Natalia Hercot.
(2) (5)

  Articles have appeared in the French press reporting an inquiry by a French magistrate into certain allegedly improper business transactions involving Elf Acquitaine, a French petroleum company, its former chairman and various third parties, including Maurice Bidermann. In connection with this inquiry, the magistrate has made inquiry into allegedly improper transactions between Mr. Steiner and that petroleum company. In response to the magistrate's request that Mr. Steiner appear in France as a witness, Mr. Steiner submitted written statements concerning the transactions and appeared in person before the magistrate and others. Mr. Steiner, who has been put under examination (mis en examen), by the magistrate, with respect to this matter, has not been charged.

  Mr. Steiner has been cited by a French prosecutor to appear on November 7, 1998, before the Tribunal de Grande Instance de Paris, to answer a charge of knowingly benefiting in 1990, from a misuse by Mr. Bidermann of corporate assets of Societe Generale Mobiliere et Immobiliere, a French corporation in which Mr. Bidermann is believed to have been the sole shareholder.
--------
(1) The following companies are mentioned in the biographical information of various directors and elsewhere in this Proxy Statement:

   BANNER AEROSPACE, INC. ("BANNER AEROSPACE"): The Company has a significant equity position (approximately 85.43% beneficial ownership as of June 30, 1998) in Banner Aerospace. Effective as of February 25, 1996, Banner Aerospace became a consolidated subsidiary of the Company.

   FAIRCHILD FASTENERS: A division of Fairchild Holding Corp.

   FAIRCHILD HOLDING CORP.: Fairchild Holding Corp. is a wholly-owned subsidiary of RHI Holdings.

   FAIRCHILD INDUSTRIES, INC. ("FAIRCHILD INDUSTRIES"): Until March 1996, the Company indirectly owned all of the common stock of Fairchild Industries, which (until such time) was a registered company.

   FAIRCHILD TECHNOLOGIES: Fairchild Technologies is a business unit of the Company that plans long term strategy and control functions of Fairchild Technologies GmbH, Fairchild Technologies USA, Inc. and other Company subsidiaries in the semiconductor, CD and LCD industries.

   RHI HOLDINGS, INC. ("RHI HOLDINGS"): RHI Holdings is a wholly-owned subsidiary of the Company. RHI Holdings was a registered company until 1997.

   REXNORD CORPORATION: Until December 1993, the Company had a significant equity position in Rexnord Corporation.

(2) Member of the Executive Committee.

(3) Member of the Audit Committee.

(4) Member of the Compensation and Stock Option Committee.

(5) Member of the Nominating Committee.

(6) Member of the Corporate Ethics and Compliance Committee.

(7) Member of the Special Committee.

               BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

BOARD MEETINGS

  The Board held five meetings during fiscal 1998, and acted nine times by unanimous written consent. No incumbent director attended less than seventy-five percent of the aggregate number of meetings of the Board and committees on which he served.

BOARD COMMITTEES

  The Board has (i) an Audit Committee whose primary functions are to examine and consider matters relating to the internal and external audits of the Company's accounts and its financial affairs and to select the Company's independent auditor; (ii) a Compensation and Stock Option Committee which has initial responsibility for all compensation actions affecting the Company's executive officers, including base salaries, bonus awards, stock option awards and the terms and conditions of their employment, and which administers the Company's stock option plan; (iii) an Executive Committee whose functions include considering pertinent matters and exercising all the powers of the Board, which by law it may exercise when the Board is not in session; (iv) a Corporate Ethics and Compliance Committee to oversee the Company's ethics programs; and (v) a Nominating Committee to consider and recommend to the Board candidates for election to the Board of Directors by the stockholders. During fiscal 1998, the Audit Committee held two meetings, the Compensation and Stock Option Committee held three meetings and acted four times by unanimous written consent, the Executive Committee held no meetings but acted twice by unanimous written consent, the Corporate Ethics and Compliance Committee held three meetings and the Nominating Committee held one meeting.

  The Board appointed a special committee (the "Special Committee") which is comprised of two Directors of the Company who are neither officers nor employees of the Company. The purpose of the Special Committee is to look into allegations raised in articles that have appeared in the French press reporting an inquiry by a French magistrate. This matter is discussed above under the biographical information for Mr. Jeffrey Steiner. The Special Committee held one meeting during fiscal 1998.

DIRECTORS COMPENSATION

  Fees. During fiscal 1998, directors who were not employed by the Company or its subsidiaries received a quarterly retainer of $5,000, a $2,500 stipend for each regular Board meeting attended, a $1,000 stipend for any committee meetings attended, and reimbursement for travel expenses. (The Company has four regular Board meetings each year.)

  Stock Options. Pursuant to the 1996 Non-Employee Director Stock Option Plan ("1996 NED Plan"), commencing with the 1996 Annual Meeting, outside directors receive stock options for 30,000 shares of Class A Stock at the time they are first elected to serve on the Board and, thereafter, they receive stock options for 1,000 shares of Class A Stock for each additional year in which they are elected to serve on the Board (provided they have served on the Board for at least six months). Of the nominees for election at the 1998 Annual Meeting, Messrs. Barlow, Caplin, David, Harris, Lebard, Richey and Sanbar qualify as outside directors under the 1996 NED Plan. Pursuant to the 1996 NED
Plan: (i) on the date of the 1997 Annual Meeting, the Company granted options for 6,000 shares of Class A Stock in the aggregate to outside directors; (ii) on September 11, 1997 (the day he first became an outside director), the Company granted options for 30,000 shares of Class A Stock to Mr. Sanbar; and
(ii) on the date of the 1998 Annual Meeting, the Company will grant options for 7,000 shares of Class A Stock in the aggregate to the outside directors.

  Compensation for Special Committee. In fiscal 1998, Messrs. Barlow and Richey served as members of the Special Committee. The purpose of the Special Committee is described above under "Board Committees." The Special Committee met one time during fiscal 1998. As compensation for his services, each member received $1,000 for each meeting. Total fees paid to members of the Special Committee for meetings during fiscal 1998 were $2,000 in the aggregate.

  Consulting Services. In fiscal 1998, Mr. Alcox provided certain consulting services to Banner Aerospace, for which he was paid an aggregate of $21,000, plus expenses.

  Management Directors. Management directors receive no fees or stock options for their services as directors.

NOMINEES FOR NEXT YEAR'S ANNUAL MEETING

  The Nominating Committee will consider written recommendations for nominees for next year's annual meeting, submitted prior to June 11, 1999, by stockholders to the Secretary of the Company. Biographical information and the written consent of the potential nominee must accompany the recommendation.

                     INFORMATION AS TO EXECUTIVE OFFICERS

  Set forth below is certain information about each executive officer of the Company who is not a director of the Company or a nominee, based on information supplied by the officer, including the officer's name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board to serve until the next annual meeting of the Board or until their successors are elected and qualified. Related party transactions between the Company and certain officers (or their immediate family members or affiliates) are set forth elsewhere in this Proxy Statement, under the heading "Certain Transactions".

  ROBERT D. BUSEY, 55, has served as Vice President of the Company since September 1992. Mr. Busey also served as Vice President of Fairchild Industries from November 1993 through March 1996. Prior to September 1992, Mr.Busey was Assistant Vice President of the Company and held other management positions with Fairchild Industries.

  JOHN L. FLYNN, 52, has served as Senior Vice President, Tax of the Company since September 1994 and as Vice President, Tax from August 1989 to September 1994. Mr. Flynn also served as Vice President, Tax of Fairchild Industries from November 1986 through March 1996.

  NATALIA HERCOT, 32, has served as Vice President, Business Development, of the Company since November 1997. Ms. Hercot was a director of Fairchild Industries from 1989 until March 1996. Since 1991, she has served in various capacities at the Company and Fairchild Industries, including International Coordinator and Translator. She is the daughter of Jeffrey J. Steiner.

  HAROLD R. JOHNSON, 75, Brig. Gen., USAF (Ret.), has served as Senior Vice President, Business Development of the Company since November 1990. General Johnson also served as Vice President of Fairchild Industries from February 1988 through March 1996.

  ROBERT H. KELLEY, 50, has served as Vice President, Employee Benefits of the Company since November 1993. He also served as Vice President of Fairchild Industries from November 1993 through March 1996. Prior thereto, he held other management positions with Fairchild Industries.

  JEFFREY P. KENYON, 37, has served as Vice President of the Company since November 1996. Prior to that, he served as Vice President of Citicorp Securities, Inc., engaged in the structuring and syndication of senior debt. He was employed by Citicorp for more than five years, serving in various other capacities, including equipment leasing and relationship management.

  DONALD E. MILLER, 51, has served as Executive Vice President of the Company since September, 1998, as General Counsel since January 1991 and as Corporate Secretary since January 1995. He served as Senior Vice President of the Company from January 1991 through September 1998. Mr. Miller also served as Vice President and General Counsel of Fairchild Industries from November 1991 through March 1996. Prior to 1991, Mr. Miller was a principal of the law firm of Temkin & Miller, Ltd. in Providence, Rhode Island. Mr. Miller also serves as General Counsel of Banner Aerospace.

  KAREN L. SCHNECKENBURGER, 49, has served as Vice President of the Company since September 1992 and as Treasurer of the Company since November 1991. Ms.Schneckenburger also served as Treasurer of Fairchild Industries from August 1989 through March 1996. Prior thereto, she served as Director of Finance of Fairchild Industries from 1986 through 1989.

  DAVID WYNNE-MORGAN, 67, has served as Senior Vice President, Corporate Communications of the Company since September 1997. Since 1996, he also serves as Chairman of WMC Communications, Ltd. (communications consultants). From 1994 through 1996 he was Director of Corporate Communications of Barrick Gold (a NYSE listed company, gold mining and processing enterprises) and Horsham Corporation (a Canadian publicly held property company, now known as

TrizecHan Corporation). Prior to that, he served as President and Chief Executive Officer (Europe, Middle East and Africa), of Hill and Knowlton, an international public relations firm, since 1991, and as Chairman and Chief Executive Officer for Hill & Knowlton's London office from 1984 to 1991.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports (on Forms 3, 4 and 5) with the Securities and Exchange Commission, disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during fiscal year 1998 all reports were filed on a timely basis, except as follows: Mr. Jeffrey Steiner filed a Form 4 with the SEC on February 19, 1998 (reporting the purchase of 30,000 shares of Class A Stock) that was due to be filed on February 10, 1998. Dr. Eric Steiner filed a Form 4 with the SEC on March 5, 1998 (reporting the purchase of 2,000 shares of Class A Stock) that was due to be filed on November 10, 1996. Mr.Mortimer Caplin filed a Form 4 with the SEC on July 10, 1998 (reporting the exercise of stock options for 8,750 shares of Class A Stock) that was due to be filed on December 10, 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth compensation information for the Company's Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1998 (the "named executive officers").

                                                                Long Term Compensation
                          Annual Compensation                           Awards
                       --------------------------               -----------------------
                                                                Securities
                                                  Other Annual  Underlying  All Other
      Name and         Fiscal  Salary     Bonus   Compensation   Options   Compensation
 Principal Position     Year   ($)(1)    ($)(1)       ($)          (#)        ($)(2)
 ------------------    ------ --------- --------- ------------  ---------- ------------
Jeffrey J. Steiner,     1998  1,644,627 7,854,684       --       100,000      29,927
Chairman & CEO          1997  1,800,000 4,705,000       --        30,000      29,168
                        1996  1,754,011 3,750,000       --       222,700      23,037
John L. Flynn           1998    239,980   351,000       --        10,000       4,000
Sr. Vice President      1997    201,560   150,000       --        15,000       6,993
                        1996    186,164   309,850       --        17,400       5,375
Donald E. Miller,       1998    283,287   501,000       --        20,000       5,354
Executive Vice
 President,             1997    221,554   150,000       --        30,000       9,293
General Counsel &
 Secretary              1996    205,210   319,825       --        26,700       8,009
Jacques S. Moskovic,    1998    445,908   200,000       --        10,000         327
Senior Vice President   1997    337,956   100,000       --        10,000         112
                        1996    334,831   125,000       --        26,700         --
Eric I. Steiner,        1998    377,700   601,000       --        40,000       6,662
President & COO         1997    265,403   370,000   155,306(3)   120,000       8,026
                        1996    206,170    94,825    39,270(4)    25,000       8,792

--------
(1) Salary and bonuses shown in the table do not include compensation paid to the named executive officers by Banner Aerospace, a more than 50% subsidiary of the Company as of fiscal 1996. Such compensation is as follows, based on Banner Aerospace's fiscal years 1998, 1997 and 1996. (Jacques Moskovic received no compensation from Banner Aerospace.):

     Banner                                                              Stock Options
    Aerospace                                                             For Banner
   Fiscal Year      Individual          Salary           Bonus           Common Stock
   -----------      ----------         --------         --------         -------------
      1998          J. Steiner         $400,000         $180,000               130,000
                    J. Flynn                  0                0                     0
                    D. Miller             9,600                0                     0
                    E. Steiner           45,667                0                30,000
      1997          J. Steiner          300,000          273,375                80,000
                    J. Flynn                  0                0                     0
                    D. Miller             9,600                0                     0
                    E. Steiner           16,000                0                 5,000
      1996          J. Steiner          262,500          157,500               150,000
                    J. Flynn                  0                0                     0
                    D. Miller             9,600                0                     0
                    E. Steiner           16,000                0                     0

  In addition, officers received deferred bonuses from Banner Aerospace, as discussed below under caption "Deferred Banner Bonuses." Such Deferred Banner Bonuses are not included in the above table.

(2) Includes the following for fiscal 1998:

  a. Company matching contributions under 401(k) savings plan, as follows:

     J. Steiner   $4,000
     J. Flynn      4,000
     D. Miller     2,692
     J. Moskovic     327
     E. Steiner    4,000

  b. Premiums paid by the Company for split-dollar life insurance coverage, as follows:

     J. Steiner  $25,927

  c. Imputed interest on loans to officers, as follows:

     D. Miller   $2,662
     E. Steiner   2,662

(3) Includes the following: $82,155 temporary living expenses; and $60,319 tax gross up of temporary living expenses.

(4) Includes the following: $11,545 personal use of company car; and $25,225 tuition reimbursement (including tax gross up) paid for children as part of temporary living expenses.

DEFERRED BANNER BONUSES

  In connection with the disposition by Banner Aerospace of its Hardware Group to AlliedSignal Inc., certain Company officers received bonuses from Banner Aerospace, paid in shares of stock of AlliedSignal Inc. Such shares of stock are valued at the closing price of such stock ($36.25 per share) on January 13, 1998, which is the date of the disposition by Banner Aerospace of its Hardware Group. Pursuant to Banner's 1998 Deferred Bonus Plan, such bonus recipients have elected to defer receipt of such shares. In addition to receiving such shares, each recipient will receive compounded interest (based on a value of $36.25 per share) at the rate of 8% per annum until such time as the deferred compensation is received. Payment of such deferred compensation (shares of stock plus compounded interest) is an unsecured, general obligation of Banner Aerospace. The amount of shares received by the named executive officers as bonuses from Banner Aerospace for the disposition of the Hardware Group, the receipt of which has been deferred by such officers, is as follows:

                                  Number of Shares of                               Value of
        Officer                   AlliedSignal Stock                                 Shares
        -------                   -------------------                               --------
       J. Flynn                          8,276                                      $300,000
       D. Miller                         9,655                                      $350,000
       E. Steiner                        5,517                                      $200,000

OPTIONS GRANTED IN LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made to each of the named executive officers during the fiscal year ended June 30, 1998.

                                Individual Grants
                     ------------------------------------------
                                                                    Potential
                                    % of                        Realizable Value
                                    Total                       at Assumed Rates
                                   Options                       of Stock Price
                                   Granted                      Appreciation for
                     Securities      to                            Option Term
                     Underlying   Employees Exercise            -----------------
                      Options     in Fiscal  Price   Expiration   5%     10% ($)
       Name           Granted       1998     ($/Sh)     Date    ($)(1)     (1)
       ----          ----------   --------- -------- ---------- ------- ---------
Jeffrey J. Steiner    100,000(2)    32.1%   24.6875   09/10/02  682,071 1,507,197
John Flynn             10,000(2)     3.2%   24.6875   09/10/02   68,207   150,720
Donald E. Miller       20,000(2)     6.4%   24.6875   09/10/02  136,414   301,439
Jacques S. Moskovic    10,000(2)     3.2%   24.6875   09/10/02   68,207   150,720
Eric I. Steiner        40,000(2)    12.9%   24.6875   09/10/02  272,828   602,879

--------
(1) The potential realizable value for each named executive officer reflects the increase in value of the shares granted, based on a beginning price equal to the stock option exercise price and assuming rates of stock value appreciation of 5% and 10%, respectively, over a period of five years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2) These options were granted on 9/11/97; 25% became exercisable on 9/11/98; 50% are exercisable on 9/12/99; 75% are exercisable on 9/11/00; and 100% are exercisable on 9/11/01.

OPTION EXERCISES AND YEAR-END VALUES

  The following table shows exercises and values of options held by the named executive officers as of June 30, 1998.

                                         Number of Securities      Value of Unexercised
                   Shares               Underlying Unexercised     in-the-Money Options
                  Acquired                 Options at FY-End             at FY-End
                     on     Value      ------------------------- -------------------------
                  Exercise Realized    Exercisable Unexercisable Exercisable Unexercisable
      Name           (#)     ($)           (#)          (#)          ($)          ($)
      ----        -------- --------    ----------- ------------- ----------- -------------
Jeffrey Steiner       --       --        163,850      248,850     2,619,078    2,211,266
John Flynn          5,000   85,313(1)     26,700       33,700       392,344      270,656
Donald Miller       5,000   85,313(1)     60,850       60,850       854,547      429,234
Jacques Moskovic      --       --         34,600       37,100       556,969      369,312
Eric Steiner       35,000  659,062(1)     65,550      142,550       728,703      748,953

--------
(1) Pursuant to the Company's Stock Option Deferral Plan, officers may defer payment of the Compensation in a particular year or years from the exercise of stock options. "Compensation" means the excess value of a stock option, determined by the difference between the fair market value of shares issuable upon exercise of a stock option, and the option price payable upon exercise of the stock option. An officer's deferred Compensation shall be in the form of "Deferred Compensation Units," representing the number of shares of Common Stock that the officer shall be entitled to receive upon expiration of the deferral period. (The number of Deferred Compensation Units issuable to an officer is determined by dividing the amount of the deferred Compensation by the fair market value of the Company's stock as of the date of deferral.) Under the Stock Option Deferral Plan, the following named executive officers deferred Compensation as follows: J. Flynn, deferred $85,313 in exchange for 4,027 Deferred Compensation Units; D. Miller, deferred $85,313 in exchange for 4,027 Deferred Compensation Units; E. Steiner, deferred $573,750 in exchange for 24,545 Deferred Compensation Units.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  Mr. Jeffrey Steiner has an amended and restated employment agreement with the Company dated September 10, 1992. The term of the current agreement is for one year, and is extended annually for additional one-year periods unless either party gives notice not to extend the agreement. Under such agreement, Mr. Steiner is entitled to receive a base salary determined by the Compensation and Stock Option Committee of the Company's Board. His current base salary is $1,200,000 per year. If Mr. Steiner dies during the term or any extended term of the agreement, his estate will receive an amount equal to one year's base salary, plus bonus (if any) for the fiscal year during which death has occurred. If the Company terminates the agreement because of Mr. Steiner's disability for more than nine consecutive months (or shorter periods aggregating nine months during any twelve month period), he will receive fifty percent of his base salary for two years, plus bonus (if any) for the fiscal year during which termination of his employment has occurred. In the event of a "change in control" of the Company or a "trigger event" such as a merger in which the Company is not the surviving corporation, or a sale of substantially all of the Company's assets, the term of employment will terminate upon payment to Mr. Steiner of severance compensation in an amount equal to the sum of 2.99 times his base salary and 2.99 times the preceding year's bonus paid to him. Mr. Steiner has a service agreement with Banner Investments (U.K.) PLC, a subsidiary of the Company, pursuant to which he is entitled to receive annual compensation at the greater of $400,000 or pound sterling 204,000, for the term of the agreement.

  Mr. Steiner also has an employment agreement with Banner Aerospace, which establishes Mr. Steiner's compensation by Banner Aerospace at not less than $250,000 per year, and an annual bonus if certain performance targets are met. Mr. Steiner's current salary with Banner Aerospace, Inc. is disclosed in footnote (1) to the Executive Compensation table in this Proxy Statement. The employment agreement with Banner Aerospace also has certain change in control provisions. Upon the occurrence of a change in control or trigger event (including (i) the acquisition by any person other than J. Steiner or his affiliates of more than 20% of Banner Aerospace's stock, (ii) the sale of substantially all assets of Banner Aerospace, (iii) the liquidation of Banner Aerospace, (iv) the issuance of Banner Aerospace Stock representing a majority of the voting power of Banner Aerospace, or (v) Banner Aerospace becoming the subsidiary of a company other than The Fairchild Corporation), Mr. Steiner is entitled to a cash payment from Banner Aerospace equal to 2.99 times the total of his then base salary and bonuses paid by Banner Aerospace in the immediately preceding fiscal year, less the portion of payments under stock options vested solely due to a change in control or trigger event. The Company beneficially owns approximately 85.43% of the outstanding common stock of Banner Aerospace. Mr. Steiner's compensation by Banner Aerospace is set by the board of directors of Banner Aerospace.

  Each of John Flynn and Donald Miller has a letter agreement with the Company dated February 27, 1998, which provides that if the Company terminates such individual's employment (at any time) for reasons other than for cause, he will receive: (i) a severance payment equal to two times his then current annual base salary, and (ii) an amount in lieu of incentive bonus for such year, equal to his then current annual base salary. Such amounts are to be paid within ten days after termination of employment. In addition, in the event of a change of control of the Company occurring while Mr. Flynn or Mr. Miller is still an employee of the Company, such individual will receive:
(i)a change of control payment equal to two times his then current annual base salary, and (ii) an amount in lieu of incentive bonus for such year, equal to his then current annual base salary. Such amounts are to be paid one-half on the date of change of control and the balance over a one year period. If a change of control is followed by a termination of Mr. Flynn's or Mr. Miller's employment without cause, such individual shall be entitled to receive both the change of control payment, and the severance payment. Any amounts payable pursuant to said letter agreements which are deemed to constitute "parachute payments" under the Internal Revenue Code, together with any other payments to such individuals which are deemed to constitute "parachute payments," shall not exceed 2.99 times the individual's "base amount" (as defined in the Internal Revenue Code).

  Mr. Moskovic has certain employment agreements with Company subsidiaries, which provide that he will serve as the Chairman and President of Fairchild Technologies from September 1, 1994, until his employment is terminated.
Mr. Moskovic is entitled to receive a base salary of not less than $190,000 per year for the remainder of the term, plus eligibility to earn an annual incentive bonus of 50% of his then current base salary or $80,000 (whichever is greater). Mr. Moskovic's current base salary under his employment agreements (aggregate) is approximately $420,0000.

  If Mr. Moskovic's employment is terminated at any time, for reasons other than cause, he will receive a severance payment equal to the standard package paid by the Company to senior officers employed for a similar time period as Mr. Moskovic. In the event of a change of control of the Company, Mr. Moskovic will receive a sum equal to two times his then current annual base salary, payable one-half on the date of change of control and the balance over a one year period, provided and so long as he remains or endeavors to remain an employee of the Company and his employment is not terminated for cause. In addition, pursuant to an Appreciation Rights Agreement, upon a change of control occurring during Mr. Moskovic's term of employment (or after his employment termination, if he is dismissed without cause), Mr. Moskovic is entitled to receive 10% of the appreciation in value of the companies supervised by Fairchild Technologies. The appreciation in value (as further described in the Appreciation Rights Agreement) is a multiple of cash flow for the Fairchild Technologies companies (4 times cash flow) or a multiple of EBIT for the Fairchild Technologies companies (5 times EBIT), whichever is greater, less the Company's investments in Fairchild Technologies. Fairchild Technologies is a business unit of the Company that plans long term strategy and control functions of Fairchild Technologies, GmbH, Fairchild Technologies USA and other Company subsidiaries in the semiconductor, CD and LCD industries.

PENSION AND RETIREMENT BENEFITS

  Fairchild Retirement Plan. The Company and its subsidiaries have a number of defined benefit pension plans covering substantially all U.S. employees. Effective January 1, 1991, the Company adopted the Retirement Plan for Employees of Fairchild Industries, Inc. ("Fairchild Retirement Plan"). The following table illustrates the amount of estimated annual fixed retirement benefits payable under the Fairchild Retirement Plan to an employee retiring in 1998, at age 65, at various salary levels (average of highest five consecutive years out of last ten years of service) and years of service. The Fairchild Retirement Plan defines salary as total compensation, subject to the Internal Revenue Service's limit on the amount of compensation that may be used to compute benefits under qualified pension plans. This limit is equal to $160,000 for 1998. The benefit amounts listed in the following table are not subject to any deduction for Social Security benefits or other offset amounts.

    Annual        10 Years             20 Years             30 Years             40 Years
    Salary        of Service           of Service           of Service           of Service
    -------       ----------           ----------           ----------           ----------
   $ 25,000       $    2,490           $    4,980           $    7,471           $    9,028
     50,000            4,755                9,510               14,265               17,267
    100,000           10,755               21,510               32,265               38,892
    150,000           16,755               33,510               50,265               60,517
    200,000           22,755               45,510               68,265               82,142
    250,000           28,755               57,510               86,265              103,767

  The named executive officers participate in the Fairchild Retirement Plan. For purposes of determining benefits under the Fairchild Retirement Plan, Mr. J. Steiner's average salary is $160,000 with seven years and six months of credited service. Mr. Flynn's average salary is $160,000 with ten years and nine months of credited service. Mr. Miller's average salary is $160,000 with six years and five months of credited service. Mr. Moskovic's average salary is $160,000 with two years and nine months of credited service. Dr. Eric Steiner's average salary is $160,000 with six years and three months of credited service.

  Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan ("SERP") for certain key executives which provides additional retirement benefits based on final average earnings and years of service. Benefits which may be payable under this plan are not included in the Summary Compensation Table. This plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the aggregate of the participant's (i) other Company defined pension benefits, (ii) profit sharing/ESOP benefits, and (iii) primary Social Security payment. This plan is unfunded (except to the extent of assets in the Rabbi Trust, discussed below), unqualified and not subject to the Employee Retirement Income Security Act of 1974, as amended. The plan was amended in June 1988 to provide for lump sum pre-retirement advances on an actuarially reduced basis, at the election of participants age sixty or over, contingent upon approval of the Compensation and Stock Option Committee. All persons named in the Summary Compensation Table are eligible for participation in this plan. Pursuant to letter agreements with Messrs. J. Flynn and D. Miller (dated February 27, 1998), for purposes of determining years of service with the Company under the SERP, such individuals shall be credited with two years of service for each of the first ten years. However, the foregoing shall not affect vesting requirements which shall remain in accordance with the SERP.

  The annual contributions under the Retirement Plan and the Supplemental Executive Retirement Plan attributable to persons named in the Summary Compensation Table are not shown since they cannot be readily determined by the regular actuaries of said plans. Directors who are not employees of the Company or one of its subsidiaries are not eligible to participate in these retirement plans.

  Rabbi Trust. Effective August 31, 1995, the Company established a grantor trust, of which the Company is the grantor. The Company intends to make contributions to such trust to provide a source of funds to assist the Company in meeting its liabilities under the Supplemental Executive Retirement Plan. Assets for such trust are considered general assets of the Company and are subject to claims of the Company's creditors in the event of insolvency.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is composed of at least two non-employee Directors, has initial responsibility for all compensation actions affecting the Company's executive officers, including base salaries, bonus awards, stock option awards and the terms and conditions of their employment. The Committee administers the Company's 1986 Non-Qualified and Incentive Stock Option Plan (the "Stock Option Plan").

COMPENSATION PHILOSOPHY

  The Committee makes appropriate recommendations concerning executive compensation, and reports to the Board. Under the supervision, approval and review of the Committee, the Company's compensation policies and programs are designed to motivate, retain and attract management with incentives linked to financial performance of the Company and the value that is delivered to its stockholders. Specifically, the Company's policies and programs endeavor to:
(i) link executive compensation to sustainable increases in the financial performance of the Company and preservation or realization of stockholder value; (ii) provide rewards contingent upon Company or business unit performance; (iii) differentiate compensation based upon individual contribution; (iv) promote teamwork among executives and other Company employees; and (v) encourage the retention of a sound management team. During each fiscal year, the Committee reviews and recommends to the Board, with any modification it deems appropriate, base salary levels for the Company's executive officers, including the named executive officers and certain other senior managers.

COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

  Cash Compensation (Base Salary, Annual Incentive Bonus and Special Bonuses)--The Company manages the total cash compensation to provide median levels of cash compensation at average levels of corporate, business unit, and individual performance. Cash compensation consists of two components: (i) a base salary that is competitive with that of other companies paying at the median level of the market, and (ii) an annual incentive opportunity that is variable and is reflective of the financial performance of the Company and the individual performance of the executive officer. When high levels of performance are achieved, the level of cash compensation may exceed the median of the market. Conversely, when the Company, business unit, or the individual falls short of the predetermined goals, the level of cash compensation may be substantially below the market median. The objective of this mix is to deliver total annual cash compensation competitive with compensation offered at other companies facing similar challenges for similar positions, while simultaneously linking the payment of the annual cash incentive to the achievement of specific objectives in the Company's annual operating plan as approved by the Board.

  Mix Between Salary and Annual Incentive Pay--The mix between salary and annual incentive pay is related to an executive's job grade. Executives at higher grade levels in the Company have a greater percentage of their total cash compensation contingent on the accomplishment of business objectives, i.e. the higher the executive grade level, the greater the proportion of annual compensation that is "at risk". The yearly performance bonus, when awarded, is generally paid in September with respect to the preceding fiscal year. The award and size of the performance bonus are based upon: (i) the executive officer's performance against goals determined by the Company's Chief Executive Officer; and (ii) the performance of the executive officer's unit within the Company against that unit's goals; or (iii) the performance of the Company against Company goals. Goals vary from year to year and from unit to unit and, with regard to individual goals of executive officers, usually include both quantitative and qualitative factors.

  Bonuses for Extraordinary Transactions--In addition to annual bonuses, the Committee also occasionally awards special bonuses in connection with extraordinary transactions by the Company. The bonuses generally are awarded to individuals who make significant contributions towards the initiation, structuring and consummation of the transactions.

  In fiscal 1998, management continued to effectively implement its long-term strategies, which included the disposition of non-core assets, the refinancing of indebtedness, an equity offering, and an increased focus of its efforts on its aerospace parts businesses. The Committee believes that the success of these strategies is evidenced by an increase of $15.3 million in the fiscal 1998 operating profits of Fairchild Fasteners, negotiations leading to the acquisition of AS&C GmbH and Special-T Fasteners, Inc. (which are aerospace fastener distributors) and the sale of the Company's 42% interest in Shared Technologies Fairchild, Inc. for $178 million during fiscal 1998. Based on the foregoing, the Committee approved salary, annual incentive pay and bonuses for extraordinary transactions for the Company's named executive officers as set forth under the Summary Compensation Table of this Proxy Statement.

  Stock Option Grants--The Committee believes that stock option grants serve as a desirable long-term method of compensation because they closely ally the interests of management with the preservation and enhancement and realization of stockholder value and serve as an additional incentive to promote the success of the Company. In fiscal 1998, the Committee approved the grant of 244,000 stock options to the Company's senior management and 67,250 stock options to other employees. Included in these grants were 80,000 options granted to the named executive officers (other than the CEO), and 100,000 options granted to the CEO.

  Total Compensation Program--The Committee believes that the total compensation program for executives of the Company (cash compensation, bonuses and stock option grants) is on a level with the compensation programs provided by other companies facing similar challenges. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Company within the framework of the challenges faced. The Committee also believes that the Stock Option Plan provides opportunities to participants that are consistent with the returns that are generated on behalf of the Company's stockholders.

COMPENSATION OF CEO

  Jeffrey J. Steiner has served as Chairman of the Board and Chief Executive Officer of the Company since 1985, and as President from July 1991 through September 1998. In fixing Mr. Steiner's salary and target bonus levels, as well as determining the size of stock options, if any, the Committee and the Board typically review the strategic direction and financial performance of the Company, including revenue and profit levels. In addition, the Committee reviews Mr. Steiner's performance as Chairman of the Board, Chief Executive Officer and President (through September 1998), his importance to the Company and his success in implementing its strategic goals both through his entrepreneurial actions and investment banking acumen.

  Mr. Steiner has developed and established initiatives aimed at improving the operating efficiency and financial performance of the Company. Following several years of record earnings, the Company's earnings from operations declined sharply in fiscal 1991, as a result of the global industrial recession and an unusual combination of circumstances affecting those businesses of the Company that serve the aerospace and aviation industry, including, but not limited to, reductions in commercial air travel and defense spending, as well as the deregulation of the airline industry. These events required major changes in the way the Company conducts its business, as well as new and innovative business strategies. During fiscal 1998, under the direction of Mr. Steiner, the Company (i) increased operating profits of Fairchild Fasteners by $15.3 million; (ii) acquired AS&C and Special-T Fasteners, which are both aerospace fastener distributors; (iii) sold 42% of Shared Technologies Fairchild Inc., (iv) raised $60 million from the issuance of additional equity; (v) redeemed all of the Company's public debt and refinanced its bank debt; and (vi) implemented further aggressive cost reduction and cost control programs at all organizational and divisional levels.

  Base Compensation--Mr. Steiner's base compensation for fiscal 1998 was $1,200,000 pursuant to his employment agreement, plus $400,000 for services in the United Kingdom.

  Incentive Compensation Performance Goals--The performance goals for and maximum amount of Mr. Steiner's incentive compensation (i.e., compensation beyond base salary) were approved by the stockholders at the last Annual Meeting, as follows:

  1. If the Company (including its consolidated subsidiaries) achieves pre-tax profits for fiscal 1998, the Chief Executive Officer may receive up to three percent (3%) of such pre-tax profits.

  2. If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 1998, the Chief Executive Officer may receive up to two and one-half percent (2 1/2%) of the total value of the transaction.

  Incentive Compensation for 1998 Transactions--Based on such performance goals being achieved, the Committee determined that Mr. Steiner should receive $7,854,684 in incentive compensation for fiscal 1998. The total incentive compensation paid to Mr. Steiner for fiscal 1998 is within the performance goals approved last year by the stockholders.

  Contingent Incentive Compensation Paid in Fiscal 1998 for Fiscal 1997 Transactions--A contingent compensation bonus of $450,000 was awarded to Mr. Jeffrey Steiner as incentive compensation for extraordinary transactions completed in fiscal 1997 conditioned however on the Company's receipt of payment for the sale of air-rights related to the Company's property in Farmingdale, NY. Such contingent compensation bonus was not considered as part of fiscal 1997 compensation but is, instead, considered part of fiscal 1998 compensation.

  Stock Option Compensation--In addition, in fiscal 1998, the Committee approved the grant of 100,000 stock options to Mr. Jeffrey Steiner under the Stock Option Plan.

  Compensation by Banner Aerospace--Mr. Jeffrey Steiner is the Chairman, President and Chief Executive Officer of Banner Aerospace, a New York Stock Exchange listed company of which the Company beneficially owns approximately 85.43%. Mr. Steiner's compensation for his services to Banner Aerospace is determined by the Banner Aerospace compensation committee and the Banner Aerospace board of directors. Such compensation is not reviewed by the Committee or the Company's Board.

INTERNAL REVENUE CODE SECTION 162(M)

  The Committee has considered the impact of Section 162(m) Internal Revenue Code of 1986, as amended (the "Code"), which in certain circumstances disallows income tax deductions for compensation in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation and certain other forms of compensation. The Committee currently intends to structure the Company's incentive compensation awards to the Company's Chief Executive Officer and other executive officers in a manner that complies with the Code's requirements for performance-based compensation to ensure that the Company is entitled to full deductibility of such compensation. One of these requirements is that the stockholders approve the material terms of performance goals for such awards. To satisfy this requirement, the stockholders are being asked elsewhere in this Proxy Statement to approve the material terms of the performance goals for the fiscal 1999 incentive compensation award for the Company's President and Chief Operating Officer (Item 5 of this Proxy Statement) and the Company's Chief Executive Officer (Item 6 of this Proxy Statement) and the amendments to a warrant issued to an affiliate of the Company's Chief Executive Officer (Item 7 of this Proxy Statement).

                                          Compensation and Stock Option
                                           Committee of the Board of Directors
                                          Philip David, Chairman
                                          Herbert S. Richey
                                          Melville R. Barlow
                                          Daniel Lebard

                            STOCK PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Class A Stock with that of the S & P 500 Stock Index and the S & P Manufacturing (Diversified Industrials) Index (consisting of 12 industrial manufacturers). The graph plots the growth in value of an initial $100 investment over the indicated five year period with all dividends reinvested.

                           Total Shareholder Return

                             [CHART APPEARS HERE]

                                         1993    1994    1995    1996    1997    1998
                                        ------  ------  ------  ------  ------  ------
The Fairchild Corporation-Class A       100.00  106.90   93.10  403.45  496.55  556.90
S&P 500 Index                           100.00  101.41  127.77  160.91  216.64  281.82
S&P Manuf.-Diversified Index            100.00  111.71  147.55  188.19  271.30  341.87

Fiscal Year Ending June 30

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

THE FAIRCHILD CORPORATION

  The table below sets forth as of August 31, 1998, the number of shares and percent of Class A Stock and Class B Stock beneficially owned by (i) each person known by the Company to own beneficially more than five percent of any class of Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) the directors, nominees and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the persons named possess sole voting power and investment power with respect to all shares shown as beneficially owed by them. As of August 31, 1998, there were 19,536,345 shares of Class A Stock and 2,624,662 shares of Class B Stock outstanding and eligible to vote. The number of outstanding shares does not include shares that are owned by Banner Aerospace, Inc (a subsidiary of the Company). Such shares are not eligible to vote. As of August 31, 1998, there were 894,800 shares of Class A Stock owned by Banner Aerospace, Inc.

                             Number of
                             Shares of       Percent    Number of Shares   Percent
Name                      Class A Stock (1)  of Class of Class B Stock (1) of Class
----                      ----------------   -------- -------------------  --------
Michael T. Alcox               46,062(2)        *                600          *
Melville R. Barlow              8,500(2)        *                --          --
Mortimer M. Caplin             98,000(2)        *                --          --
Colin M. Cohen                 57,058(2)        *                --          --
J.J. Cramer & Co.           1,951,000(4)       9.99%             --          --
Philip David                   55,500(2)        *                --          --
Robert E. Edwards           1,072,605          5.49%             --          --
John L. Flynn                  45,069(2)        *                --          --
Harold J. Harris              102,606(2)(3)     *                --          --
Gabelli Funds, Inc.         1,194,500(4)       6.11%
Daniel Lebard                   8,500(2)        *                --          --
Donald E. Miller               99,575(2)(3)     *                --          --
Jacques S. Moskovic            46,278(2)        *                --          --
Paske Investments, Ltd.     6,102,684(4)(5)   27.19%       2,908,996(5)     96.98%
Herbert S. Richey              44,000(2)        *                --          --
Moshe Sanbar                    7,500(2)        *                --          --
Robert A. Sharpe II            37,450(2)(3)     *                --          --
Eric I. Steiner               169,415(2)(3)     *             15,000          *
Jeffrey J. Steiner          6,585,509(2)(6)   28.96%       2,938,996(6)     97.98%
All directors and
 executive officers as a
 group (23 persons)         8,546,535(2)(7)   36.58%       2,969,596(7)     99.00%

--------
* Represents less than one percent.

(1) The Class A Stock Column includes shares of Class B Stock, which are immediately convertible into Class A Stock on a share-for-share basis. Options that are exercisable immediately or within sixty days after August 31, 1998 appear in the Class A Stock column. Outstanding warrants are exercisable into shares of either Class A Stock or Class B Stock and appear in both the Class A Stock and Class B Stock columns.

(2) Includes exercisable stock options to purchase Class A Stock, as follows:
    M. Alcox, 17,925 shares; M. Barlow, 8,500 shares; M. Caplin, 10,500 shares; C. Cohen, 56,250 shares; P. David, 33,000 shares; J. Flynn, 39,800 shares; H. Harris, 40,500 shares; D. Lebard, 8,500 shares; D. Miller, 83,775 shares; J. Moskovic, 46,275 shares; H. Richey, 38,000 shares;
    M. Sanbar, 7,500 shares; R. Sharpe, 37,250 shares; E. Steiner, 93,075 shares; J. Steiner, 267,025 shares; Directors and Executive Officers as a group, 856,750 shares.

(3) Includes shares beneficially owned, as follows: H. Harris -- 27,000 shares of Class A Stock owned by the Wm. H. Harris, Inc. Profit-Sharing Plan.
    D. Miller -- 300 shares of Class A Stock owned by Mr. Donald Miller as custodian for his child; Mr. Miller disclaims any beneficial interest therein. E. Steiner -- 5,000 shares of Class A Stock owned by Dr. Eric Steiner as custodian for his children; Dr. Steiner disclaims any beneficial interest therein. R. Sharpe -- 200 shares of Class A Stock owned by Mr. Sharpe as custodian for his children; Mr. Sharpe disclaims beneficial interest therein.

(4) Based on the following information:

    J.J. Cramer & Co., 100 Wall Street, New York, NY 10005. Information as of September 4, 1998, contained in a Form 4 (for August 1998), filed with the SEC by J.J. Cramer & Co., Cramer Capital Corporation, Cramer Partners, L.P., James J. Cramer and Karen L. Cramer.

    Gabelli Funds, Inc., One Corporate Center, Rye NY 10580-1434. Information as of January 30, 1998, contained in a Schedule 13D/A dated February 3, 1998, filed with the SEC by Gabelli Funds, Inc.

    Paske Investments, Ltd. and it's affiliates, including. The Friday Trust, Stinbes Limited and Bestin Ltd. Address: c/o Lloyds Private Banking (Channel Islands) Ltd., P.O. Box 63, 7 Bond Street, St. Helier, Jersey JE4 8PH, Channel Islands, British Isles. Information provided to the Company by the stockholder.


(5) Paske Investments, Ltd. owns no shares of record. It is the beneficial owner of shares of Class A Stock and Class B Stock owned of record or beneficially by its indirect wholly owned subsidiaries, as follows:

    (A) Stinbes Limited: (i) 47,300 shares of Class A Stock, (ii) 2,533,996 shares of Class B Stock convertible on a one-to-one basis to Class A Stock, and (iii) warrants to purchase 375,000 shares of Class A Stock or Class B Stock; and

    (B) Bestin Ltd.: 3,146,388 shares of Class A Stock.

    Of the foregoing shares, 1,000,000 shares of Class B Stock and 3,146,388 of Class A Stock have been pledged to NationsBank N.A., to secure guarantees of loans to Mr. Jeffrey Steiner; and 20,000 shares of Class A Stock and 100,000 shares of Class B Stock have been pledged to Banque de Camondo (Suisse) S.A., to secure a line of credit to Bestin Worldwide Limited. The warrants to purchase 375,000 shares of Class A Stock or Class B Stock may be exercised only within specified periods after the occurrence of certain events, as provided in the warrant certificates.

    Paske Investments, Ltd. is a wholly-owned subsidiary of The Friday Trust, a trust organized under the laws of Jersey, Channel Islands, of which the sole trustee is Lloyds Bank Trust Company (Channel Islands) Limited. The Friday Trust is deemed the beneficial owner of the same shares of Class A Stock owned directly or beneficially by Paske Investments, Ltd.

(6) Mr. Jeffrey Steiner, 110 East 59th Street, New York, NY 10022. Mr. Steiner is the settlor and a beneficiary of The Friday Trust (the sole stockholder of Paske Investments, Ltd.), and as such may be deemed to beneficially own the same shares of Class A Stock and Class B Stock owned directly or beneficially by Paske Investments, Ltd., as discussed in footnote (5) to this table.

    Class A Shares shown in the table as owned by Mr. Steiner include: (i) 6,102,684 shares owned directly or beneficially by Paske Investments and subsidiaries (see footnote (5)); (ii) 145,900 shares owned of record by Mr. Steiner; (iii) exercisable stock options to purchase 267,025 shares of Class A Stock (see footnote (2)); (iv) 37,500 shares of Class A Stock owned by Mr. Steiner as custodian for his children; (v) 30,000 shares of Class B Stock (convertible on a one-to-one basis to Class A Stock) owned by Mr. Steiner as custodian for his children; and (vi) 2,400 shares of Class A Stock owned by the Jeffrey Steiner Family Foundation .

    Class B Shares shown in the table as owned by Mr. Jeffrey Steiner include:
    (i) 2,908,996 shares owned directly or beneficially by Paske Investments and subsidiaries (see footnote (5)); and (ii) 30,000 shares of Class B Stock owned by Mr. Steiner as custodian for his children.

    Mr. Steiner disclaims beneficial ownership of shares owned by the Jeffrey Steiner Family Foundation and shares owned by him as custodian for his children.

(7) Includes warrants as described in footnotes (5) and (6) above.

BANNER AEROSPACE

  Effective as of February 25, 1996, Banner Aerospace became a consolidated subsidiary of the Company. The common stock of Banner Aerospace is publicly traded on the New York Stock Exchange, under the symbol BAR. The following table sets forth as of June 30, 1998, the number of shares (and percent of class) of common stock of Banner Aerospace beneficially owned by (i) the Company, (ii) each director and nominee for director, (ii) each named executive officer, and (iv) the directors, nominees and executive officers of the Company as a group.

                            Number of Shares of Common
   Name                    Stock Of Banner Aerospace (1) Percent of Class (2)
   ----                    ----------------------------  -------------------
   The Fairchild
    Corporation                     21,129,719                  85.43%
   Michael T. Alcox                     16,000                    *
   Melville R. Barlow                      --                    --
   Mortimer M. Caplin                   50,000                    *
   Colin M. Cohen                          --                    --
   Philip David                            --                    --
   Robert E. Edwards                       --                    --
   John L. Flynn                           --                    --
   Harold J. Harris                      1,500                    *
   Daniel Lebard                           --                    --
   Donald E. Miller                      2,500                    *
   Jacques S. Moskovic                     --                    --
   Herbert S. Richey                       --                    --
   Moshe Sanbar                            --                    --
   Robert A. Sharpe II                     --                    --
   Eric I. Steiner                         --                    --
   Jeffrey J. Steiner               21,528,619(3)               86.03%
   All directors and
    executive officers
    as a group (23
    persons)                        21,614,619                  86.27%

--------
*Represents less than one percent.

(1) Includes shares of Banner Aerospace Preferred Stock that are convertible into shares of Banner Aerospace Common Stock (on a share-for-share basis), as follows: The Fairchild Corporation, 3,289,745 shares; J. Steiner, 18,999 shares. Also includes vested stock options for Banner Aerospace Common Stock, as follows: M. Alcox, 13,000 shares; J. Steiner, 271,667 shares; all officers and directors of the Company as a group, 300,667.

(2) Assumes 21,445,002 shares of Banner Aerospace Common Stock issued and outstanding as of June 30, 1998.

(3) Includes 21,129,719 shares of Banner Aerospace Common Stock beneficially owned by The Fairchild Corporation; Mr. Jeffrey Steiner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

                             CERTAIN TRANSACTIONS

  Stinbes Limited, an affiliate of Jeffrey Steiner, holds a warrant to purchase 375,000 shares of Class A or Class B Stock, at $7.80 per share. Effective as of February 9, 1998, the Company approved the following modifications to the warrant: (i) the warrant may be exercised within 365 days after the merger of Shared Technologies Fairchild Inc. with Intermedia Communications, Inc. (which occurred on March 10, 1998), or 365 after a change of control of the Company, or 365 days after a change of control of Banner Aerospace, and (ii) the exercise price may be paid either in cash, or in stock of the Company. The warrant was further amended in September 1998, subject to shareholder approval, as provided in Item 7 of this Proxy Statement.

  The Company and Banner Aerospace prepaid hours in exchange for a discount for use of a chartered helicopter used from time to time for business-related travel. The owner of the chartered helicopter is a company controlled by Mr. Jeffrey Steiner. Cost for such flights charged to the Company and Banner Aerospace are comparable to those charged in arm's length transactions between unaffiliated third parties. Prepaid hours by the Company in fiscal 1998 were approximately $225,000; and prepaid hours by Banner Aerospace in its 1998 fiscal year were approximately $225,000.

  The Company constructed and furnished an office in Mr. Jeffrey Steiner's residence for the purpose of transacting Company business, at a cost of approximately $218,000. Mr. Steiner is required to buy back such office and furnishings in the event of his employment termination, at the Company's then book value for such assets.

  On March 2, 1998, the Company consummated the acquisition (by merger) of Special-T Fasteners from Robert E. Edwards, pursuant to an Agreement and Plan of Merger dated as of January 28, 1998 (amended on February 20, 1998, and March 2, 1998). The merger consideration paid to Mr. Edwards was approximately $47.3 million, of which approximately $23.8 million was paid in shares of Class A Common Stock of the Company and the remainder was paid in cash. As additional merger consideration, Mr. Edwards is entitled to receive (for a period of two years) a sum equal to the amount (if any) by which 10% of the aggregate EBITD of Special-T Fasteners exceeds $520,000 per year. Such additional merger consideration shall be paid 50.1% in Class A Common Stock of the Company, and the balance in cash. Mr. Edwards has an employment agreement with the Company, pursuant to which he is compensated at the rate of $520,000 per year. Mr. Edwards was not an officer, director or employee of the Company at the time of the merger.

  Fairchild CDI, S.A. (a Company subsidiary and part of Fairchild
Technologies) leases office space in Nanterre, France from a company controlled by Jacques S. Moskovic. Current rent under the lease is $9,807 per month. The lease expires on June 30, 2000.

  The Company made two loans in the aggregate amount of $300,000 to Robert Sharpe in order to assist him in relocating from California to Virginia. Such loans bear interest at 5.48% per annum. The first loan, for $100,000, is due in full on October 1, 1998. The second loan, for $200,000, requires annual interest payments, and is due in full on June 30, 2001.

  Pursuant to an Exchange Offer commenced on May 11, 1998 and expired on June 9, 1998, the Company exchanged, for each properly tendered share of Banner Aerospace common stock, a number of shares of the Company's Class A Common Stock equal to the quotient of $12.50 divided by $20.675. Messrs. M. Alcox, H. Harris, J. Flynn and E. Steiner exchanged an aggregate of 46,800 shares of Banner Aerospace common stock for an aggregate of 28,292 shares of the Company's Class A Common Stock pursuant to the Exchange Offer.

  Eric Steiner (son of Jeffrey Steiner) is an officer of the Company and an officer and director of Banner Aerospace. His compensation is set forth in the compensation table of this proxy statement. Natalia Hercot (daughter of Jeffrey Steiner) is an officer of the Company, for which she was compensated $54,976 in fiscal 1998. Philippe Hercot (son-in-law of Jeffrey Steiner) is a director of Banner Aerospace, for which he was compensated $12,000 plus stock options for 1,000 shares of Banner Aerospace common stock in Banner Aerospace's fiscal 1998. A brother of Robert Sharpe is an employee of Fairchild Fasteners, for which he was compensated approximately $166,00 in fiscal 1998.

  Mortimer M. Caplin is a senior member of the law firm of Caplin & Drysdale, which rendered legal services to the Company during fiscal 1998. The Company intends to use the services of this firm during fiscal 1999.

  Ms. Linda Edwards, the wife of Robert Edwards, is a partner of the law firm of Paul, Hastings, Janosfky & Walker LLP, which rendered legal services to the Company during fiscal 1998. The Company intends to use the services of this firm during fiscal 1999.

  The Company engages the services of WMC Communications, Ltd. (communications consultants), of which David Wynne-Morgan is the Chairman and principal stockholder. Compensation by the company for such services is at the rate of $40,000 per month.

                                     * * *

                       ITEM 2--APPROVAL OF AMENDMENT TO
        INCREASE SHARES ISSUABLE UNDER THE COMPANY'S STOCK OPTION PLAN

INTRODUCTION

  The Company's stockholders will be asked to approve certain amendments adopted in fiscal 1998, to the Company's 1986 Non-Qualified and Incentive Stock Option Plan (the "Stock Option Plan"). These Amendments are described in
Item 2 of this Proxy Statement (Amendment 98-1) and in Item 3 of this Proxy Statement (Amendment 98-2).

  On May 7, 1998, the Board adopted amendments to the Stock Option Plan ("Amendment 98-1"), to be effective as of May 7, 1998, subject to approval by the Company's stockholders. The purpose of Amendment 98-1, as more fully set forth below, is to increase (by 600,000 shares) the number of shares of Class A Stock authorized to be issued under the Stock Option Plan.

DESCRIPTION OF THE PLAN AND AMENDMENT 98-1

  Set forth below is a summary of certain important features of the Stock Option Plan and Amendment 98-1. This description is qualified in its entirety by reference to the complete text of the Stock Option Plan and Amendment 98-1, which appear as Exhibits A and B to this Proxy Statement.

  Shares Issuable Under the Plan. Prior to Amendment 98-1, 4,541,000 shares of Class A Stock were authorized for issuance under the Stock Option Plan. Pursuant to Amendment 98-1, the number of shares available for issuance under the Stock Option Plan shall be increased to 5,141,000 shares of Class A Stock.

  Adjustments are to be made in the number and kind of shares subject to the Stock Option Plan, and in the exercise price of stock options under the Stock Option Plan, to reflect changes in the Company's Class A Stock as a result of corporate restructure, reclassification, merger, stock split or similar events.

  As of August 31, 1998: (i) an aggregate of 3,010,772 shares of Class A Stock were issued pursuant to stock options awarded and exercised under the Stock Option Plan; (ii) there remained 1,450,281 shares of Class A Stock for issuance pursuant to stock options awarded but not yet exercised under the Stock Option Plan; and (iii) there remained 79,947 shares of Class A Stock for future stock option awards under the Stock Option Plan. Amendment 98-1 increases the number of shares available for future stock option awards by 600,000 shares.

  Stock Options. The Stock Option Plan provides for the granting of options intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), as well as the granting of options that do not meet those requirements ("Non-Qualified Stock Options"), or a combination of the foregoing. Under the Stock Option Plan, options must be granted at not less than fair market value; however, Incentive Stock Options granted to participants owning more than 10% of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent of the Company, must be granted at not less than 110% of the fair market value. The exercise price is payable in cash or, with the approval of the Compensation and Stock Option Committee, in shares of Class A Stock (valued at their fair market value at the date of exercise) or a combination of such Class A Stock and cash.

  Eligibility. Officers (including officers who are members of the Board) and key employees of the Company or its subsidiaries are eligible to receive Incentive Stock Options and/or Non-Qualified Stock Options under the Stock Option Plan. Non-employee consultants of the Company or its subsidiaries are eligible to receive Non-Qualified Stock Options under the Stock Option Plan. As of August 31, 1998, 14 executive officers (including directors who are officers) and approximately 3,525 employees were eligible to participate in the Stock Option Plan, including officers and employees of Company subsidiaries (excluding Banner Aerospace, Inc.). Per the terms of the Company's Stock Option Plan, Banner's officers and employees are eligible to participate in the Stock Option Plan since Banner is more than a 50% subsidiary of the Company. However, in the past, the Company has not issued stock options to Banner officers and employees since Banner has it's own stock option plan. The Company reserves the right to issue stock options to Banner officers and employees from time to time, as may be determined by the Compensation and Stock Option Committee.

  Administration. The Stock Option Plan is administered by a committee (the "Compensation and Stock Option Committee") of members of the Board of Directors who are "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Option Plan provides that the Compensation and Stock Option Committee will select those employees to whom options under the Stock Option Plan will be granted and will otherwise administer the Stock Option Plan, taking into account the duties of the employees, their present and potential contributions to the success of the Company and such other factors as the Compensation and Stock Option Committee deems relevant in connection with accomplishing the purposes of the Stock Option Plan. No stock options may be granted under the Stock Option Plan after April 9, 2006. All stock options outstanding as of April 9, 2006 shall continue to be exercisable pursuant to their terms. The Board may amend the Stock Option Plan from time to time, provided, however, that no amendments shall be made without stockholder approval if required under Section 422 of the Internal Revenue Code or Rule 16b-3 of the Exchange Act.

  Exercise. Stock options under the Stock Option Plan may be exercisable for a term of not more than ten years from the date of grant. Each stock option award granted after November 21, 1996, must contain a vesting schedule pursuant to which stock options covered by each award are exercisable within the following time periods: (i) after one year from the date of grant, the grantee may exercise up to 25% of the stock options covered by such award;
(ii) after two years from the date of grant, the grantee may exercise up to 50% of the stock options covered by such award; (iii) after three years from the date of grant, the grantee may exercise up to 75% of the stock options covered by such award; and (iv) after four years from the date of grant, the grantee may exercise up to 100% of the stock options covered by such award.

  Typically, a stock option granted under the Stock Option Plan is exercisable only during the term of its holder's employment with the Company and for a prescribed period thereafter. In the event of an unusual corporate event such as liquidation, merger, other business combination, or acquisition or change in control of the Company, (a) the Board (in its sole discretion, and on a case-by-case basis), may accelerate the termination date of some or all options effective 90 days after the occurrence of such unusual corporate event, and (b) the holders of such options may exercise the option in full (prior to the accelerated termination date), without regard to any vesting limitations.

TAX CONSEQUENCES

  The following discussion addresses certain U.S. federal income tax consequences in connection with the Stock Option Plan. State tax treatment is subject to individual state laws and is not reviewed in this discussion.

  Incentive Stock Options. An Incentive Stock Option results in no taxable income to the optionee or a deduction to the Company at the time it is granted. On exercise of an Incentive Stock Option, the holder will generally not recognize any income and the Company will generally not be entitled to a deduction. However, the difference between the stock option exercise price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax. If the optionee retains the shares of stock received as a result of exercise of an Incentive Stock Option for the applicable holding period (as defined below), then the gain is treated as long-term capital gain. If the shares are disposed of during the applicable holding period, the optionee will have taxable income as in the case of a Non-Qualified Stock Option (as discussed below), and the Company will be entitled to a tax deduction equal to the amount of taxable income to the optionee. Currently, the "applicable holding period" for Incentive Stock Options is a period of at least two years from the date of grant of the Incentive Stock Option or twelve months from the date of exercise of the Incentive Stock Option.

  Non-Qualified Stock Options. A Non-Qualified Stock Option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

BENEFICIARIES OF PLAN

  The table in this Proxy Statement under "Executive Compensation--Option Year End Values" summarizes the outstanding options held by the named executive officers under the Stock Option Plan. Since future awards under the Stock Option Plan (as amended) are subject to approval by the Compensation and Stock Option Committee, it is not possible to determine how many stock options will be awarded in the future to the named executive officers, to executive officers as a group, or to other employees as a group, nor the dollar value of such future stock options. On September 28, 1998, the closing price on the New York Stock Exchange for the Company's Class A Stock was $13.44 per share, as reported in the Wall Street Journal.

              THE BOARD RECOMMENDS A VOTE "FOR" AMENDMENT 98-1 TO
                             THE STOCK OPTION PLAN

                                     * * *

                     ITEM 3--APPROVAL OF AMENDMENT TO THE
                        COMPANY'S STOCK OPTION PLAN TO
            PERMIT DEFERRAL OF GAIN UPON EXERCISE OF STOCK OPTIONS

  The Company's stockholders will be asked to approve certain amendments adopted in fiscal 1998, to the Company's Stock Option Plan. These Amendments are described in Item 2 of this Proxy Statement (Amendment 98-1) and in Item 3 of this Proxy Statement (Amendment 98-2).

  On February 9, 1998, the Board adopted amendments to the Stock Option Plan ("Amendment 98-2"), to be effective as of February 9, 1998, subject to approval by the Company's stockholders. The purpose of Amendment 98-2, as more fully set forth below, is to facilitate a Stock Option Deferral Plan (discussed below) which defers the gain upon exercise of employee stock options.

DESCRIPTION OF THE STOCK OPTION PLAN AND AMENDMENT 98-2

  A summary of certain important features of the Stock Option Plan is set forth in Item 2 of this Proxy Statement. Set forth below is a summary of certain important features of Amendment 98-2. This description is qualified in its entirety by reference to the complete text of the Stock Option Plan and Amendment 98-2, which appear as Exhibit B to this Proxy Statement.

DESCRIPTION OF THE STOCK OPTION DEFERRAL PLAN

  On February 9, 1998, the Board adopted a Stock Option Deferral Plan (the "Stock Option Deferral Plan"), pursuant to which certain recipients (at their election) may defer payment of the "Compensation" they receive in a particular year or years from the exercise of Company stock options. "Compensation" means the excess value of a stock option, determined by the difference between the fair market value of shares issuable upon exercise of a stock option, and the option price payable upon exercise of the stock option.

  Under the Stock Option Deferral Plan, an officer's deferred Compensation shall be in the form of "Deferred Compensation Units," representing the number of shares of Common Stock that the officer shall be entitled to receive upon expiration of the deferral period. (The number of Deferred Compensation Units issuable to an officer is determined by dividing the amount of the deferred Compensation by the fair market value of the Company's stock as of the date of deferral.)

  In the event any cash dividends are declared on the stock underlying Deferred Compensation Units, the employee shall be entitled to receive Dividend Equivalents. "Dividend Equivalents" means the right of an employee to receive shares of Company stock equal to: (i) the per share cash dividends declared by the Company from time to time, multiplied by (ii) the number of Deferred Compensation Units credited to the account of the employee as of each applicable dividend record date, divided by (iii) the fair market value of the Company's stock on the related dividend payment date.

PURPOSE OF AMENDMENT 98-2

  In order to facilitate the Stock Option Deferral Plan, the Board amended the Company's Stock Option Plan to provide that, to the extent elected by any employee and permitted by the Stock Option Deferral Plan, the stock option committee may award Deferred Compensation Units to such employee in lieu of all or any portion of the Compensation deferred by the employee.

  The number of Common Stock shares distributable to employees pursuant to each Deferred Compensation Unit shall be charged against the maximum number of shares of common stock that may be issued under the Stock Option Plan at any time.

BENEFICIARIES OF STOCK OPTION DEFERRAL PLAN

  The Stock Option Deferral Plan is restricted to Accredited Investors (as defined under Federal Securities Laws). This means that the participant must either be an executive officer of the Company, or meet a net worth test of $1,000,000 (or individual income of $200,000 for the last two years, or joint income of $300,000 for the last two years). It is anticipated that only executive officers will meet the Accredited Investor test. The table in this Proxy Statement under "Executive Compensation--Option Year-End Values" (footnote (1) of said table) summarizes the number of Deferred Compensation Units received to date by the named executive officers. Such Deferred Compensation Units are contingent on shareholder approval of Amendment 98-2 to the Stock Option Plan.

                       THE BOARD RECOMMENDS A VOTE "FOR"
                  THE AMENDMENT 98-2 TO THE STOCK OPTION PLAN

                                     * * *

 ITEM 4--APPROVAL OF GRANTS OF STOCK OPTIONS TO CERTAIN EXECUTIVE OFFICERS AND
                     EMPLOYEES UNDER THE STOCK OPTION PLAN

  At the Annual Meeting, the stockholders will be asked to approve the grant of stock options for certain executive officers and other employees.

  On February 9, 1998, subject to approval by the Company's stockholders, the Board amended the Stock Option Plan to increase by 600,000 the number of shares of Class A Stock issuable under the Stock Option Plan. See discussion under Item 2 above (Approval of Amendment to Increase Shares Issuable under the Company's Stock Option Plan).

  The effective date of such amendment is February 9, 1998. Any awards granted to Executive Officers and other employees under the Stock Option Plan from the period of February 9, 1998, through the date of the Annual Meeting which are covered by the increased number of shares are contingent on the following action: (i) approval by the Company's stockholders of the amendment increasing by 600,000 the number of shares issuable under the Stock Option Plan (as discussed in Item 2 above), and (ii) approval of such awards by the Company's stockholders at the Annual Meeting.

  The following awards made to Executive Officers and employees on or after February 9, 1998 are submitted for approval by the Company's stockholders:

                                     Number of
                                       Shares
                                     Underlying Per Share
                                       Stock    Exercise  Expiration
    Employee                  Date    Options     Price      Date
    --------                 ------- ---------- --------- ----------
    Eric Steiner............ 9/17/98   75,000    $14.375  9/16/2003
    Jeffrey Steiner......... 9/17/98   25,000       same       same
    Donald Miller........... 9/17/98   25,000       same       same
    Robert Edwards.......... 9/17/98   20,000       same       same
    Robert Sharpe........... 9/17/98   20,000       same       same
    John Flynn.............. 9/17/98   10,000       same       same
    Natalia Hercot.......... 9/17/98   10,000       same       same
    Karen Schneckenburger... 9/17/98    2,500       same       same
    All other employees..... 9/17/98  114,500    $14.375       same
    Total Awards Subject to Shareholder Approval: 302,000 Shares

  The exercise price for such stock options is the fair market value of the Company's Class A Stock at the time of the original award by the Compensation and Stock Option Committee (date of grant noted in the table above). Such stock options are subject to all of the terms and conditions of the Stock Option Plan. On September 28, 1998, the closing price on the New York Stock Exchange for the Company's Class A Stock was $13.44 per share, as reported in the Wall Street Journal.

  Tax Consequences. For federal income tax purposes, such stock options constitute Non-Qualified Stock Options. Please see discussion under Item 2 above (Approval of Amendment to Increase Shares Issuable under the 1986 Non-Qualified and Incentive Stock Option Plan), under caption "Tax Consequences Non-Qualified Stock Options" for a discussion of the tax consequences of Non-Qualified Stock Options.

  Effect of Contingency. If the amendments to the Stock Option Plan described in Item 2 of this Proxy Statement are not approved by the Company's stockholders, or if the stock options under this Item 4 are not approved by the Company's stockholders, such stock options shall be null and void. If both contingencies are satisfied, such stock options shall be deemed awarded as of the date the Compensation and Stock Option Committee made each such award.

 THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE GRANT OF STOCK OPTIONS
                  TO CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES

                                     * * *

               ITEM 5--APPROVAL OF MATERIAL TERMS OF PERFORMANCE
                  GOAL FOR FISCAL 1999 INCENTIVE COMPENSATION
                       AWARD FOR THE COMPANY'S PRESIDENT
                          AND CHIEF OPERATING OFFICER

  At the Annual Meeting, the stockholders will be asked to approve the material terms of the performance goal for the fiscal 1999 incentive compensation award for the Company's President and Chief Operating Officer. Effective for tax years beginning in 1994, the Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

  On September 17, 1998, the Company's Compensation and Stock Option Committee established a performance goal for the President and Chief Operating Officer's fiscal 1999 incentive compensation award and the maximum amount payable to the President and Chief Operating Officer if the goal is achieved. The performance goal and maximum amount payable for fiscal 1999 are as follows:

  . If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 1999, involving the Company's Fairchild Fasteners unit, the President and Chief Operating Officer may receive up to two percent (2%) of the total value of the transaction.

  The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the President and Chief Operating Officer in fiscal 1999 based on his individual contribution, consistent with the foregoing goal and in an amount no greater than the maximum amount set forth above.

  Assuming the stockholders approve the material terms of the performance goal as described herein, the Company believes that any such incentive compensation award to the President and Chief Operating Officer will qualify as performance-based compensation that will be deductible from the Company's gross income for federal income tax purposes.

        THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS PROPOSAL

                                     * * *

               ITEM 6--APPROVAL OF MATERIAL TERMS OF PERFORMANCE
                        GOALS FOR FISCAL 1999 INCENTIVE
                     COMPENSATION AWARD FOR THE COMPANY'S
                            CHIEF EXECUTIVE OFFICER

  At the Annual Meeting, the stockholders will be asked to approve the material terms of the performance goals for the fiscal 1999 incentive compensation award for the Company's Chief Executive Officer. Effective for tax years beginning in 1994, the Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

  On September 17, 1998, the Company's Compensation and Stock Option Committee established performance goals for the Chief Executive Officer's fiscal 1999 incentive compensation award and the maximum amount payable to the Chief Executive Officer if the goals are achieved. The performance goals and maximum amounts payable for fiscal 1999 are as follows:

  1. If the Company (including its consolidated subsidiaries) achieves pre-tax profits for fiscal 1999, the Chief Executive Officer may receive up to three percent (3%) of such pre-tax profits.

  2. If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 1999, the Chief Executive Officer may receive up to two and one-half percent (2 1/2%) of the total value of the transaction.

  All of the foregoing will be computed in such a manner as to avoid duplication.

  The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the Chief Executive Officer in fiscal 1999 based on his individual contribution, consistent with the foregoing goals and in an amount no greater than the maximum amounts set forth above.

  Assuming the stockholders approve the material terms of the performance goals as described herein, the Company believes that any such incentive compensation award to the Chief Executive Officer will qualify as performance-based compensation that will be deductible from the Company's gross income for federal income tax purposes.

        THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS PROPOSAL

                                     * * *

              ITEM 7--APPROVAL OF AMENDMENT TO WARRANT ISSUED TO
             AN AFFILIATE OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

  Stinbes Limited, an affiliate of Mr. Jeffrey Steiner (the Company's Chief Executive Officer), holds a warrant to purchase 375,000 shares of Class A or Class B Stock, at $7.80 per share. The shareholders are being asked to approve amendments to the exercise price and the exercise period for such warrant (as described below). Such amendments to the warrant shall be deemed additional compensation to the Chief Executive Officer.

BACKGROUND

  Such warrant was originally issued by the Company in 1986 to Drexel Burnham Lambert in conjunction with such firm acting as underwriter for the pubic offering of certain of the Company's debentures. The warrant was purchased in 1989 by Mr. Jeffrey Steiner. In 1993, the warrant was assigned to Stinbes Limited, an affiliate of Mr. Jeffrey Steiner.

  The warrant was originally due to expire in March, 1993. The Company amended the warrant, from time to time, to extend the expiration date. Currently, the warrant provides that it may be exercised within any of the following window periods:

  . Window Period One: Within one year after the merger of Shared Technologies Fairchild, Inc. with another telecommunications company. Since Shared Technologies Fairchild, Inc. merged with Intermedia Communications on March 10, 1998, Window Period One expires on March 9, 1999.

  . Window Period Two: Within one year after a change of control of the Company.

  . Window Period Three: Within one year after a change of control of Banner Aerospace.

  The exercise price of the warrant was increased in 1997 to $7.80 per share. The warrant was further amended to provide that the exercise price could be paid either in cash or shares of the Company's Stock.

PROPOSED AMENDMENTS

  On September 17, 1998, subject to shareholder approval, the Compensation Committee and the Board voted to further amend the warrant to provide as follows:

  . The exercise periods for the warrant (Window Periods One, Two and Three) were revised as follows:

    Window Period One: The warrant may be exercised at any time on or prior to March 9, 2000 (two years from the date of the merger of Shared Technologies Fairchild, Inc. with Intermedia Communications, Inc.). (Prior to the amendment, the date by which the warrant could be exercised during Window Period One was March 9, 1999.).

    Window Periods Two and Three remain the same (one year from a change of control of the Company, and one year from a change of control of Banner Aerospace).

  . The price at which the warrant may be exercised during Window Period One shall be $7.80 per share, plus two tenths of one cent ($.002) for each day subsequent to March 9, 1999. Prior to the amendment, the exercise price during Window Period One was fixed at $7.80 per share.

    The price at which the warrant may be exercised during Window Periods Two and Three remains the same ($7.80 per share).

  . The amendments to the warrant (outlined above) are made in recognition of the services performed by Mr. Jeffrey Steiner in connection with the extraordinary transactions during fiscal 1998 which are described in the Compensation Committee report of this Proxy Statement.

TAX CONSEQUENCES

  There are no tax impacts to the Company or the holder of the warrant until the warrant is exercised. When the warrant is exercised, the holder shall recognize income equal to the excess of the fair market value of the Company's Common Stock on the date of exercise less the warrant exercise price. It is expected that the Company shall be entitled to deduct the excess of the fair market value of the Common Stock on the date of exercise less the warrant exercise price, for the following reasons: (i) as per this amendment, the warrant was issued for services rendered by Mr. Jeffrey Steiner; and
(ii) Section 162(m) of the Code, which limits deductions for compensation of the CEO to $1 million per year, does not apply if the Company's compensation committee and the Company's shareholders approve such compensation. The amendment to the warrant is submitted for shareholder approval in order to comply with Section 162(m) of the Code. (Section 162(m) of the Code is further described in Items 5 and 6 of this Proxy Statement.)

BENEFICIARY

  If the amendments are approved, Mr. Jeffrey Steiner shall have the right to exercise the warrant at the price of $7.80 per share (plus two tenths on one cent ($.002) for each day subsequent to March 9, 1999), at any time prior to March 10, 2000. As of September 17, 1998, the market value of the Class A Stock was $14.375 per share. Had Mr. Steiner exercised the warrant to purchase shares of Class A Stock on September 17, 1998, he would have recognized income of $6.575 per share, or $2,465,625 in the aggregate.

        THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS PROPOSAL

                                     * * *

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Arthur Andersen LLP has served as the Company's independent auditor since 1968. No change is contemplated. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to any appropriate questions.

                           EXPENSES OF SOLICITATION

  The cost of soliciting these proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or employees of the Company, in person, or by telephone or fax. The Company will also reimburse brokerage houses and others forwarding proxy materials to beneficial owners of stock.

                             STOCKHOLDER PROPOSALS

  Any stockholder who wishes to submit a proposal to be included in the Company's proxy materials for its 1999 annual meeting, must notify the Company of such proposal no later than June 11, 1999.

  Any stockholder who wishes to submit a proposal for the 1999 annual meeting but does not require such proposal to be included in the Company's proxy materials, must notify the Company of such proposal by no later than August 26, 1999. If such notice is not received by August 26, 1999, the proposal shall be considered untimely.

  All stockholder proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, and should be submitted to the Company's headquarters, 45025 Aviation Drive, Suite 400, Dulles, VA 20166-7516, Attention: Secretary.

                                 ANNUAL REPORT

  THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 1998, WAS MAILED TO STOCKHOLDERS WITH OR PRIOR TO MAILING OF THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE FREE OF CHARGE TO ANY STOCKHOLDER AS OF THE RECORD DATE WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1998. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DONALD E. MILLER, EXECUTIVE VICE PRESIDENT & SECRETARY, THE FAIRCHILD CORPORATION, 45025 AVIATION DRIVE, SUITE 400, DULLES, VA 20166-7516.

                                          By Order of the Board of Directors

                                          Donald E. Miller
                                          Executive Vice President & Secretary

                                                                      EXHIBIT A

                     AMENDMENT DATED AS OF MAY 7, 1998 TO
              1986 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN
                         OF THE FAIRCHILD CORPORATION

  The 1986 Non-Qualified and Incentive Stock Option Plan of The Fairchild Corporation (the "Plan") is hereby amended, effective as of the date set forth below, as follows:

1. This Amendment shall be effective if and only if it is approved by the stockholders of The Fairchild Corporation (the "Company") at their annual meeting in 1998, and if so approved, this Amendment shall be effective as May 7, 1998. Any Awards made by the Committee to officers and employees prior to the 1998 annual meeting, and in excess of the number of shares otherwise available for issuance under the Plan prior to this Amendment, shall be made contingent on stockholder ratification and (if such ratification is obtained) shall be effective as of the date the Committee made such awards.

2.Section 3 of the Plan is amended in its entirety to read as follows:

  "3. Stock Subject to the Plan. There shall be reserved for use, upon the exercise of Awards granted from time to time under the Plan, an aggregate of 5,141,000 Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company. Any shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration or termination of any such Option prior to issuance of the Shares shall once again be available for issuance in satisfaction of Awards."

3. Except as amended hereby, the Plan shall remain in full force and effect.

                                                                      EXHIBIT B

                       1986 NON-QUALIFIED AND INCENTIVE
                             STOCK OPTION PLAN OF
                           THE FAIRCHILD CORPORATION
                 (AMENDED AND RESTATED AS OF FEBRUARY 9, 1998)

1. PURPOSE OF THE PLAN.

  This 1986 Non-Qualified and Incentive Stock Option Plan of The Fairchild Corporation (previously known as Banner Industries, Inc.) adopted on April 9, 1986, amended and restated as of May 23, 1996, further amended as of
      --------------------------------------------------------------
September 11, 1997, and amended and restated as of February 9, 1998, is intended
-------------------------------------------------------------------
to encourage officers, key employees, and non-employee consultants of the Company to acquire or increase their ownership of Class A Common Stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future. [NOTE:
THE PLAN WAS FURTHER AMENDED AS OF MAY 7, 1998.]

2. DEFINITIONS.

  When used herein the following terms shall have the meaning set forth below:

   2.1 "Affiliate" means, with respect to any specified person or entity, a person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

   2.2 "Award" means an Option.

   2.3 "Award Agreement" means a written agreement in such form as may be, from time to time, hereafter approved by the Committee, which shall be duly executed by the Company and which shall set forth the terms and conditions of an Award under the Plan.

   2.4 "Board" means the Board of Directors of The Fairchild Corporation (previously known as Banner Industries, Inc.).

   2.5 "Code" means the Internal Revenue Code of 1986, as in effect at the time of reference, or any successor revenue code which may hereafter be adopted in lieu thereof, and reference to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

   2.6 "Committee" means the Stock Option Committee of the Board or any other committee appointed by the Board whose members meet the requirements for eligibility to serve set forth in Section 4 which is invested by the Board with responsibility for the administration of the Plan.

   2.7 "Company" means The Fairchild Corporation (previously known as Banner Industries, Inc.).

   2.8 "Deferral Date" means, in connection with any Deferred Compensation
   -----------------------------------------------------------------------
       Unit, the date on which any deferred compensation with respect thereto
       ----------------------------------------------------------------------
       would have been paid if no deferral election had been made.
       ----------------------------------------------------------

   2.9 "Deferred Compensation Plan" means the Company's Stock Option Deferral
   --------------------------------------------------------------------------
       Plan dated February 9, 1998 (as amended from time to time). Generally,
       ----------------------------------------------------------------------
       participation in the Deferred Compensation Plan shall be limited to
       -------------------------------------------------------------------
       Executive Officers who are deemed "Accredited Investors" for purposes
       ---------------------------------------------------------------------
       of Federal Securities Laws.
       --------------------------

  2.10 "Deferred Compensation Units" means the right of an Employee to
  --------------------------------------------------------------------
       receive distributions of deferred compensation pursuant to the
       --------------------------------------------------------------
       Deferred Compensation Plan in the form of Shares, determined in
       ---------------------------------------------------------------
       accordance with the terms of the Deferred Compensation Plan and
       ---------------------------------------------------------------
       Section 23 of this Plan, and based on the Fair Market Value of Shares
       ---------------------------------------------------------------------
       on the Deferral Date.
       --------------------

  2.11 "Dividend Equivalents" means the right of an Employee to receive
  ---------------------------------------------------------------------
       Shares equal to (i) (a) the per Share cash dividends declared by the
       --------------------------------------------------------------------
       Company from time to time, multiplied by (b) the number of Deferred
       -------------------------------------------------------------------
       Compensation Units credited to the account of the Employee as of each
       ---------------------------------------------------------------------
       applicable dividend record date, divided by (ii) the Fair Market Value
       ----------------------------------------------------------------------
       on the related dividend payment date.
       ------------------------------------

  2.12 "Employees" means officers (including officers who are members of the Board), key employees and non-employee consultants of the Company or any of its Subsidiaries.

  2.13 "Fair Market Value" means with respect to the Company's Shares the closing price of the Shares as of the date on which the value is to be determined, as reported on the New York Stock Exchange Composite Tape or such other source of quotation for, or reports of, trading activity in Shares as the Committee may from time to time select.

  2.14 "Incentive Stock Option" means an Option meeting the requirements and containing the limitations and restrictions set forth in Section 422 of the Code.

  2.15 "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

  2.16 "Option" means the right to purchase, at a price and for a term fixed by the Committee in accordance with the Plan, subject to such other limitations and restrictions as the Plan and the Committee impose, the number of Shares specified by the Committee.

  2.17 "Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  2.18 "Plan" means the Company's 1986 Non-Qualified and Incentive Stock Option Plan, as amended from time to time.

  2.19 "Shares" means shares of the Company's $.10 par value Class A Common Stock or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

  2.20 "Subsidiary" means any corporation other than the Company in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  2.21 "Successor" means the legal representative of the estate of a deceased Employee of the person or persons who shall acquire the right to exercise an Award by bequest or inheritance or by reason of the death of the Employee.

  2.22 "Term" means the period during which a particular Award may be exercised.

3. STOCK SUBJECT TO THE PLAN.

  There shall be reserved for use, upon the exercise of Awards granted from time to time under the Plan, an aggregate of 4,541,000 Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company. Any shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration or termination of any such Option prior to issuance of the Shares shall once again be available for issuance in satisfaction of Awards. [NOTE: PURSUANT TO AMENDMENT ADOPTED MAY 7, 1998, AN AGGREGATE OF 5,141,000 SHARES MAY BE ISSUED UPON EXERCISE OF OPTIONS.]

4. ADMINISTRATION OF THE PLAN.

  The Board shall appoint the Committee, which shall consist of not less than two (2) disinterested members of the Board as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Subject to the requirements of Rule 16b-3, participation in a stock option plan exclusively for non-employee directors (where such stock option plan is administered by the full Board or is administered pursuant to a formula), shall not disqualify a member of the Board as being eligible to serve on the Committee under this Plan.

  Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion, to determine the Employees to whom Awards shall be granted, the number of Shares to be covered by each of the Awards, and the terms of any such Award; to amend or cancel Awards (subject to Section 18 of the Plan); to accelerate the vesting of Awards; to require the cancellation or surrender of any previously granted options under this Plan or any other plans of the Company as a condition to the granting of an Award; to interpret the Plan; and to prescribe, amend, and rescind rules and regulations relating to it, and generally to interpret and determine any and all matters whatsoever relating to the administration of the Plan and the granting of Awards hereunder.

  The Board may, from time to time, appoint members to the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. Any action of the Committee may be taken by a written instrument signed by all of the members, and any action so taken shall be fully as effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable and shall appoint a Secretary who shall keep minutes of its meetings and records of all action taken in writing without a meeting. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee.

5. EMPLOYEES TO WHOM AWARDS MAY BE GRANTED.

  Awards may be granted in each calendar year or portion thereof while the Plan is in effect to such of the Employees as the Committee, in its discretion, shall determine.

  In determining the Employees to whom Awards shall be granted and the number of Shares to be subject to purchase under such Awards, the Committee shall take into account the duties of the respective Employees, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

  No Award shall be granted to any member of the Committee so long as his membership on the Committee continues or to any member of the Board who is not also an officer, key employee, or non-employee consultant of the Company or any Subsidiary.

6. STOCK OPTIONS.

  6.1 Types of Stock Options. Options granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, or (iii) a combination of the foregoing, except that only Non-Qualified Stock Options may be granted to non-employee consultants. The Award Agreement shall designate whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option.

  6.2 Option Price. The option price per share of any Option granted under the Plan shall not be less than the Fair Market Value of the Shares covered by the Option on the date the Option is granted.

  Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to an employee who, at the time such Incentive Stock Option is granted, owns, as defined in Section 422 of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of:

  (i)the Corporation; or

  (ii)if applicable, a Subsidiary; or

  (iii)if applicable, a Parent,

then the option price per share of any Incentive Stock Option granted to such Employee shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares covered by the Option on the date the Option is granted.

  6.3. Terms of Options. Options granted hereunder shall be exercisable for a Term of not more than ten (10) years from the date of grant thereof, but shall be subject to earlier termination as hereinafter provided. Each Award Agreement issued hereunder shall specify the Term of the Option, which Term shall be determined by the Committee in accordance with its discretionary authority hereunder. Each Award Agreement issued after November 21, 1996, shall provide that Options thereunder may be exercised within the following time limitations: (i) After one (1) year from the date of the Award, it may be exercised as to not more than 25% of the Shares originally subject to the Option; (ii) After two years from the date of the Award, it may be exercised as to not more than an aggregate of fifty percent (50%) of the Shares originally subject to the Option; (iii) After three years from the date of the Award, it may be exercised as to not more than an aggregate of seventy five percent (75%) of the Shares originally subject to the Option; and (iv) After four years from the date of the Award, it may be exercised as to any part or all of the Shares originally subject to the Option.

  Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns, as defined in Section 422 of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of:

  (i)the corporation; or

  (ii)if applicable, a Subsidiary; or

  (iii)if applicable, a Parent,

then such Incentive Stock Option shall not be exercisable more than five (5) years from the date of grant thereof, but shall be subject to earlier termination as hereinafter provided.

  6.4. Limit on Grant of Options. From and after May 23, 1996, the number of shares of Class A Common Stock subject to Awards granted under the Plan to Jeffrey Steiner (Chairman and Chief Executive Officer), for the period of May 23, 1996, through April 9, 2006, shall not exceed a total of 1,200,000 shares. From and after September 11, 1997, the number of shares of Class A Common Stock subject to Awards granted to any other Executive Officer (as defined below), for the period of September 11, 1997, through April 9, 2006, shall not exceed a total of 1,200,000 shares per person. As used herein, the term "Executive Officer" means the following Company officers: the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President and Chief Operating Officer, any Executive Vice President, the President, any Senior Vice President, any Vice President, and any executive officer as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934. Determinations under this Section shall be made in a manner consistent with
Section 162(m) of the Code.

7. LIMIT ON FAIR MARKET VALUE OF INCENTIVE STOCK OPTIONS GRANTED AFTER DECEMBER 31, 1986.

  In any calendar year ending after December 31, 1986, no Employee may be granted an Incentive Stock Option hereunder to the extent that the aggregate Fair Market Value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such Employee during any calendar year (under all such plans of the Employee's employer corporation and, if any, its Parent and Subsidiary corporations) exceeds the sum of One Hundred Thousand Dollars ($100,000.00). For purposes of the preceding sentence, options shall be taken into account in the order in which they were granted. Any option granted under the Plan which is intended to be an Incentive Stock Option but which exceeds the limitation set forth in this Section 7 of the Plan shall be a Non-Qualified Stock Option.

8. DATE OF GRANT.

  The date of grant of an Award granted hereunder shall be the date on which the Committee acts in granting the Award.

9. EXERCISE OF RIGHTS UNDER AWARDS.

  An Employee entitled to exercise an Award may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Award is being exercised and any other information the Committee may prescribe. The notice shall be accompanied by payment in full of the purchase price of any Shares to be purchased, which payment may be made in cash or, with the Committee's approval, in Shares (or shares of the Company's Class B Common Stock) valued at Fair Market Value at the time of exercise or combination thereof. No Shares shall be issued upon exercise of an Option until full payment has been made therefor. All notices or requests provided for herein shall be delivered to the Vice President-Finance of the Company. Shares used to pay the purchase price on the exercise of Awards subject to the
------------------------------------------------------------------------------
Deferred Compensation Plan, shall have been held by the Employee for a period
-----------------------------------------------------------------------------
of not less than six months (or such longer period as may be required under
---------------------------------------------------------------------------
the terms of the Award).
-----------------------

10. AWARD TERMS AND CONDITIONS.

  Each Award or each agreement setting forth an Award shall contain such other terms and conditions not inconsistent herewith as shall be approved by the Board or by the Committee.

11. RIGHTS OF THE AWARD HOLDER.

  The holder of an Award shall not have any of the rights of a stockholder with respect to the Shares subject to purchase under his Award, except to the extent that one or more certificates for such Shares shall be delivered to him upon the due exercise of the Award.

12. NONTRANSFERABILITY OF AWARDS.

  An Award shall not be transferable, other than by will or the laws of descent and distribution, and an Award may be exercised, during the lifetime of the holder of the Award, only by him.

13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

  In the event of changes in all of the outstanding Shares by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations, or exchange of shares, separations, reorganizations or liquidations, the number and class of Shares available under the Plan in the aggregate, the number and class of Shares subject to Awards theretofore granted, applicable purchase prices and all other applicable provisions, shall, subject to the provisions of the Plan, be equitably adjusted by the Committee (which adjustment may, but need not, include payment to a holder of an Award in cash or Shares in an amount equal to the difference between the price at which such Award may be exercised and the then current fair market value of the Shares subject to such Award as equitably determined by the Committee). The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Award.

14. UNUSUAL CORPORATE EVENTS.

  Notwithstanding anything to the contrary, in the case of an unusual corporate event such as liquidation, merger, reorganization (other than a reorganization as defined by Section 368(a)(1)(F) of the Code), or other business combination, acquisition or change in the control of the Company through a tender offer or otherwise, the Board may, in its sole discretion, determine, on a case by case basis, that each Award granted under the Plan shall terminate ninety (90) days after the occurrence of such unusual corporate event, but, in the event of any such termination the Award holder shall have the right, commencing at least five (5) days prior to such unusual corporate event and subject to any other limitation on the exercise of such Award in effect on the date of the exercise to immediately exercise any Options in full, without regard to any vesting limitations, to the extent they shall not have been exercised.

15. FORMS OF OPTIONS.

  Nothing contained in the Plan nor any resolution adopted or to be adopted by the Board or the stockholders of the Company shall constitute the granting of any Award. An Award shall be granted hereunder only by action taken by the Committee in granting an Award. Whenever the Committee shall designate an Employee for the receipt of an Award, the Secretary or the President of the Company, or such other person as the Committee shall appoint, shall forthwith send notice thereof to the Employee, in such form as the Committee shall approve, stating the number of Shares subject to Award, its Term, and the other terms and conditions thereof. The notice shall be accompanied by a written Award Agreement in such form as may from time to time hereafter be approved by the Committee, which shall have been duly executed by or on behalf of the Company. If the surrender of previously issued Awards is made a condition of the grant, the notice shall set forth the pertinent details of such condition, and the written Award Agreement executed by or on behalf of the Company shall be delivered to the Employee on the day such surrender is made, but shall be dated as of the date on which the Committee designated the employee to receive an Award hereunder. Execution by the Employee to whom such Award is granted of said Award Agreement in accordance with the provisions set forth in this Plan shall be a condition precedent to the exercise of any Award.

16. TAXES.

  The Company shall have the right to require a person entitled to receive Shares pursuant to the exercise of an Award under the Plan to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate for such Shares is delivered pursuant to the Award. Furthermore, the Company may elect to deduct such taxes from any other amounts payable then or any time thereafter in cash to the Employee. If the Employee disposes of Shares acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under Sections 421 and 422 of the Code, the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Employee.

17. TERMINATION OF PLAN.

  The Plan shall terminate ten (10) years from April 9, 1996 (i.e., on
April 9, 2006), and an Award shall not be granted under the Plan after that date although the terms of any Awards may be amended in accordance with the Plan at any time prior to the end of its Term. Any Awards outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of the Award and the Plan. It is noted that the Plan (prior to the amendment and restatement on May 23, 1996) originally expired on April 9, 1996 and (as a result of the amendment and restatement on May 23, 1996), the Plan terminates ten years from April 9, 1996.

18. AMENDMENT OF THE PLAN. The Plan may be amended at any time and from time to time by the Board, but no amendment without the approval of the stockholders of the Company shall:

  (a) increase the maximum number of Shares as to which Options may be granted under the Plan;

  (b) expand or change the class of persons eligible to receive Awards;

  (c) permit the purchase price of Shares subject to an Option granted under the Plan to be less than the fair market value of such Shares at the time the Option is granted;

  (d) extend the term of the Plan; or

  (e) materially increase the benefits to Employees under the Plan.

  Notwithstanding the discretionary authority granted to the Committee in
Section 4 of the Plan, no amendment or cancellation of the Plan or any Award granted under the Plan shall alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan.

19. DELIVERY OF SHARES ON EXERCISE.

  Delivery of certificates for Shares pursuant to an Award may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Shares.

20. FEES AND COSTS.

  The Company shall pay all original issue taxes (not including income taxes) on the exercise of any Award granted under the Plan and all other fees and expenses necessarily incurred by the Company in connection therewith.

21. EFFECTIVENESS OF THE PLAN.

  The Plan first became effective when approved by the Board on April 9, 1986.

22. OTHER PROVISIONS.

  As used in the Plan, and in Awards and other documents prepared in implementation of the Plan, references to the masculine pronoun shall be deemed to refer to the feminine or neuter, and references in the singular or plural shall refer to the plural or singular, as the identity of the person or persons or entity or entities being referred to may require. The captions used in the Plan and in such Awards and other documents prepared in implementation of the Plan are for convenience only and shall not affect the meaning of any provision hereof or thereof.

23. DEFERRED COMPENSATION UNITS
-------------------------------

  23.1 Granting of Deferred Compensation Units: To the extent elected by any
  --------------------------------------------------------------------------
Employee and permitted by the Deferred Compensation Plan, the Committee may
---------------------------------------------------------------------------
award Deferred Compensation Units to any Employee in lieu of all or any
-----------------------------------------------------------------------
portion of the gain that would otherwise be recognized by such Employee upon
----------------------------------------------------------------------------
exercise of a stock option. All Deferred Compensation Units shall be subject
----------------------------------------------------------------------------
to the terms of this Plan and the Deferred Compensation Plan.
------------------------------------------------------------

  23.2 Effect of Grants: The number of Shares distributable to Employees
------------------------------------------------------------------------
pursuant to each Deferred Compensation Unit shall be charged against the
------------------------------------------------------------------------
maximum number of Shares of Common Stock that may be issued under this Plan at
------------------------------------------------------------------------------
any time. The number of Shares distributable to Employees pursuant to Dividend
------------------------------------------------------------------------------
Equivalents shall not be charged against the number of Shares issuable under
----------------------------------------------------------------------------
this Plan.
---------

  23.3 Accounting; Fractional Units:
  ---------------------------------

    (a) The number of Deferred Compensation Units credited to the account of
    ------------------------------------------------------------------------
  any Employee shall be rounded to the nearest one-thousandth of a Unit. The
  --------------------------------------------------------------------------
  account to which Deferred Compensation Units are credited shall be an
  ---------------------------------------------------------------------
  unsecured general obligation of the Company. The Company will maintain
  ----------------------------------------------------------------------
  records of the number of Deferred Compensation Units for the account of
  ----------------------------------------------------------------------
  each Employee, in part, to prevent an issuance of shares of Common Stock in
  ---------------------------------------------------------------------------
  excess of the authorized shares.
  -------------------------------

    (b) Notwithstanding paragraph (a) above, upon distribution of any Shares
    ------------------------------------------------------------------------
  represented by Deferred Compensation Units, the number of shares shall be
  -------------------------------------------------------------------------
  rounded downward to the nearest whole share and no fractional shares shall
  --------------------------------------------------------------------------
  be issued. Fractional Units remaining after the final distribution to any
  -------------------------------------------------------------------------
  Employee shall be cancelled without obligation to the Employee.
  --------------------------------------------------------------

                           The Fairchild Corporation


     This proxy is solicited on behalf of the Board of Directors of The Fairchild Corporation.

     The undersigned hereby appoints Jeffrey J. Steiner, John L. Flynn and Donald E. Miller as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock, par value $.10 per share, and Class B Common Stock, par value $.10 per share, of The Fairchild Corporation held of record by the undersigned on September 28, 1998 at the Annual Meeting of Stockholders to be held on Thursday, November 19, 1998 at 10:00 a.m. (local time) and at any adjournments or postponements thereof.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.


                (Continued and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES, AND FOR APPROVAL OF THE OTHER PROPOSALS.

1.  ELECTION OF DIRECTORS


     [ ] FOR all listed nominees                [ ] WITHHELD for all.
     (except as marked to the contrary
     below).


Michael T. Alcox, Melville R. Barlow, Mortimer M. Caplin, Colin M. Cohen, Philip David, Robert E. Edwards, Harold J. Harris, Daniel Lebard, Jacques S. Moskovic, Herbert S. Richey, Moshe Sanbar, Robert A. Sharpe II, Eric I. Steiner, and Jeffrey J. Steiner.


     (INSTRUCTION:    To withhold authority to vote for any individual nominee,
write that nominee's name in the space provided below.)


- - - - - - - - - - - - - - -- - - - - - -- - - - - - - -



2. TO AMEND THE COMPANY'S STOCK OPTION PLAN BY INCREASING THE NUMBER OF SHARES ISSUABLE THEREUNDER;



     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



3. TO AMEND THE COMPANY'S STOCK OPTION PLAN TO PERMIT PLAN PARTICIPANTS TO DEFER THE GAIN THAT WOULD OTHERWISE BE RECEIVED BY SUCH PLAN PARTICIPANTS UPON EXERCISE OF A STOCK OPTION;


     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


4. TO APPROVE THE GRANT OF OPTIONS TO CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES UNDER THE COMPANY'S STOCK OPTION PLAN;


     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



5. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOAL FOR THE FISCAL 1999 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S PRESIDENT AND CHIEF OPERATING OFFICER;



     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



6. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE FISCAL 1999 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER;


     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


7. TO APPROVE AN AMENDMENT TO A WARRANT ISSUED TO AN AFFILIATE OF THE COMPANY'S CHIEF EXECUTIVE OFFICER.



     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


8. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



     " Please Mark Inside Boxes so that Data Processing Equipment will Record Your Votes."


                              Please sign exactly as name(s)
                              appear hereon.  When signing as
                              attorney, executor, administrator,
                              trustee, guardian or corporate
                              officer, please give full title as
                              such.



                              Date _____________________________________________



                                ________________________________________________



                                ________________________________________________
                                                    Signature(s)



          Please Mark, Sign, Date and Return This Proxy Card Promptly.

                           THE FAIRCHILD CORPORATION
                         SAVINGS PLAN FOR EMPLOYEES OF
                           THE FAIRCHILD CORPORATION

                         VOTING INSTRUCTIONS TO TRUSTEE


These voting instructions are solicited on behalf of the Board of Directors of The Fairchild Corporation.

To the Trustee:

     In accordance with the provisions of the Savings Plan for Employees of The Fairchild Corporation, I hereby instruct you, as Trustee, to vote or cause to be voted at the Annual Meeting of Stockholders of The Fairchild Corporation to be held on November 19, 1998, and any adjournments thereof, all shares of The Fairchild Corporation standing to my credit in the Master Trust covering the foregoing Plan in which I may be a participant and which I am entitled to vote at such meeting as follows:

     The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given by 10:00 a.m. (EST) November 17, 1998, this proxy will be voted in the same percentage as shares held by participants for which the Trustee has received timely voting instructions. The Trustee will hold your voting directions in strict confidence. The Proxy may vote in its discretion upon any other matters properly coming before the Annual Meeting and any adjournments thereof.



                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

1.  ELECTION OF DIRECTORS


     [ ] FOR all listed nominees                [ ] WITHHELD for all.
     (except as marked to the contrary
     below).


Michael T. Alcox, Melville R. Barlow, Mortimer M. Caplin, Colin M. Cohen, Philip David, Robert E. Edwards, Harold J. Harris, Daniel Lebard, Jacques S. Moskovic, Herbert S. Richey, Moshe Sanbar, Robert A. Sharpe II, Eric I. Steiner, and Jeffrey J. Steiner.


     (INSTRUCTION:    To withhold authority to vote for any individual nominee,
write that nominee's name in the space provided below.)


- - - - - - - - - - - - - - -- - - - - - -- - - - - - - -


2. TO AMEND THE COMPANY'S STOCK OPTION PLAN BY INCREASING THE NUMBER OF SHARES ISSUABLE THEREUNDER;



     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



3. TO AMEND THE COMPANY'S STOCK OPTION PLAN TO PERMIT PLAN PARTICIPANTS TO DEFER THE GAIN THAT WOULD OTHERWISE BE RECEIVED BY SUCH PLAN PARTICIPANTS UPON EXERCISE OF A STOCK OPTION;


     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


4. TO APPROVE THE GRANT OF OPTIONS TO CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES UNDER THE COMPANY'S STOCK OPTION PLAN;


     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



5. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOAL FOR THE FISCAL 1999 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S PRESIDENT AND CHIEF OPERATING OFFICER;



     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



6. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE FISCAL 1999 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER;


     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN



7. TO APPROVE AN AMENDMENT TO A WARRANT ISSUED TO AN AFFILIATE OF THE COMPANY'S CHIEF EXECUTIVE OFFICER.



     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


8. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



     " Please Mark Inside Boxes so that Data Processing Equipment will Record Your Votes."


                              Please sign exactly as name(s)
                              appear hereon.  When signing as
                              attorney, executor, administrator,
                              trustee, guardian or corporate
                              officer, please give full title as
                              such.



                              Date
                                  ----------------------------------------------


                                ------------------------------------------------



                                ------------------------------------------------
                                                    Signature(s)



          Please Mark, Sign, Date and Return This Proxy Card Promptly.